SCHEDULE 14A
                               (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

    Filed by the Registrant  [x]
    Filed by a Party other than the Registrant  [ ]
    Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         Berkshire Energy Resources
---------------------------------------------------------------------------
      (Name of Registrant as Specified In Its Articles of Incorporation)

                                     N/A
---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.
      (1)   Title of each class of securities to which transaction
            applies:
            Common shares, without par value, of Berkshire Energy Resources
      (2)   Aggregate number of securities to which transaction applies:
            2,523,479 shares.
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            The filing fee of $19,179 has been calculated in accordance with Rule 0-11(c)(1) under the Exchange Act and is equal to 1/50 of 1% of $95,892,202 (which is the product of 2,523,479
            (the number of common shares of Berkshire Energy Resources to be exchanged in the merger) and $38.00 (the per share consideration)).
      (4)   Proposed maximum aggregate value of transaction:
            $95,892,202
      (5)   Total fee paid:
            $19,179

[X]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
          --------------------------------------------------------------
      (2) Form, Schedule or Registration Statement No.:
          --------------------------------------------------------------
      (3) Filing Party:
          --------------------------------------------------------------
      (4) Date Filed:
          --------------------------------------------------------------


                   [BERKSHIRE ENERGY RESOURCES LETTERHEAD]


                                                          January 12, 2000

Dear Shareholder:

      You are cordially invited to attend the special meeting of shareholders of Berkshire Energy Resources on Tuesday, February, 29,
2000 at 10:00 a.m. at Berkshire's offices, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879.


      At the special meeting you will be asked to consider and vote on a merger agreement among Berkshire, Energy East Corporation and Mountain Merger LLC, a newly formed subsidiary of Energy East. In the merger, Berkshire shareholders will receive $38.00 in cash, without interest, for each Berkshire share owned.

      The enclosed series of questions and answers provides information on the merger and how it would affect you. The enclosed proxy statement contains a more extensive discussion of the merger and other related matters.

      The board of trustees and management of Berkshire recommend approval of and urge you to vote for the merger agreement. The affirmative vote of at least two-thirds of the outstanding Berkshire shares is required to approve the merger agreement. Your vote is critical to achieving a successful outcome, regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy as soon as possible in the envelope provided.

             Sincerely,



             Franklin M. Hundley                 Scott S. Robinson
             Chairman of the Board               President and Chief
                                                 Executive Officer


                   QUESTIONS AND ANSWERS ABOUT THE MERGER

The proxy statement for the special meeting contains an extensive discussion of the proposed merger of Berkshire Energy Resources and Energy East Corporation. We urge you to read the proxy statement and the appendices thereto in their entirety. The proposed merger is summarized briefly below. Certain answers reference the page or pages of the proxy statement where the topic is discussed in more detail.

WHAT WILL HAPPEN IN THE PROPOSED TRANSACTION?


Energy East will acquire Berkshire by merging one of Energy East's subsidiaries, Mountain Merger LLC, into Berkshire. Please see pages 13 to 14 of the proxy statement.


WHY HAS BERKSHIRE DECIDED TO MERGE?


The Berkshire board of trustees believes that the merger is in the best interests of its shareholders because it offers a substantial premium over the historical trading price of Berkshire shares. The Berkshire board of trustees and management also believe that the merger will benefit the combined company and its customers, employees and communities in a manner that Berkshire could not achieve on its own. Please read the more detailed description of Berkshire's reasons for the merger on pages 18 to 23 of the proxy statement.


WHAT WILL I RECEIVE IN THE MERGER?


You will receive $38.00 in cash, without interest, for each Berkshire share you own. You will receive compensation on a pro rata basis for any partial shares that you own. Please see page 13 of the proxy statement.


WHAT DO I NEED TO DO NOW?

After you carefully read the enclosed documents, including the proxy statement, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. That way, your Berkshire shares can be represented at the special meeting. Berkshire and Energy East cannot complete the merger unless at least two-thirds of the outstanding Berkshire shares approve the merger agreement. Your vote is very important.

The Berkshire board of trustees recommends voting "for" approval of the merger agreement.

SHOULD I SEND IN MY SHARE CERTIFICATES NOW?


No. If the merger is approved and completed, Energy East will send you written instructions for submitting your Berkshire share certificates. You must follow those instructions and return your share certificates accordingly. You will receive your cash payment as soon as practicable after Energy East receives your Berkshire share certificates along with the other documents requested in those instructions. Please see page 31 of the proxy statement.


WHO MUST APPROVE THE MERGER AND WHAT SHAREHOLDER VOTE IS REQUIRED?


In addition to approvals by the Berkshire board of trustees, the Energy East board of directors and Mountain Merger's managers, all of which have already been obtained, the merger must be approved by the holders of at least two-thirds of the outstanding Berkshire shares. We must also obtain certain regulatory approvals for the merger. Please read the more detailed description of the regulatory approvals on pages 23 to 25 of the proxy statement.


WILL ENERGY EAST SHAREHOLDERS VOTE ON THE MERGER AGREEMENT?

No.  Only Berkshire shareholders will vote on the merger agreement.

WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

We are working to complete all aspects of the merger as quickly as possible. We expect to complete the merger by the end of the second quarter of 2000.

WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HANDLING MY SHARES ON HOW TO VOTE ON THE MERGER AGREEMENT OR IF I ABSTAIN FROM VOTING?

If a broker holds your Berkshire shares as nominee, he will not be able to vote them without instructions from you. If you mark your proxy "Abstain" or do not instruct your broker on how to vote, your shares will have the effect of a vote against the merger agreement.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED AND DATED PROXY CARD?

Yes. If you would like to revoke your proxy in writing, you must deliver, at any time before the vote has been taken at the special meeting, a written revocation or a proxy bearing a later date. We will count only the most recently dated proxy at the special meeting. You should send any written revocation to: Cheryl M. Clark, Secretary of Berkshire Energy Resources, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879. Alternatively, you may attend the special meeting in person and revoke your proxy orally by notifying the Secretary before the vote takes place.

WHOM SHOULD I CALL IF I WANT TO REQUEST AN ADDITIONAL COPY OF THIS DOCUMENT OR THE PROXY STATEMENT?

You may call Cheryl M. Clark, Secretary of Berkshire Energy Resources, at
(413) 445-0311 to request an additional copy of any enclosed document, including the proxy statement. If your broker holds your shares, you should call your broker for additional information.

ON WHAT OTHER MATTERS WILL BERKSHIRE SHAREHOLDERS VOTE AT THE SPECIAL
MEETING?

Berkshire shareholders are not expected to vote on any other matters at the special meeting.

I UNDERSTAND THAT ENERGY EAST IS INVOLVED IN SOME OTHER MERGERS. IS ITS MERGER WITH BERKSHIRE CONTINGENT ON THOSE OTHER MERGERS BEING COMPLETED?


Consistent with its strategy of selectively growing its energy distribution business in the northeastern United States, Energy East entered into a merger agreement in April 1999 with Connecticut Energy Corporation and a merger agreement in June 1999 with CTG Resources, Inc., both of which are public utility holding companies located in Connecticut, and a merger agreement in June 1999 with CMP Group, Inc., a public utility holding company located in Maine. The merger between Berkshire and Energy East may be terminated by Energy East, subject to payment to Berkshire of a $4,000,000 termination fee, if Energy East reasonably believes that the merger with Berkshire will delay obtaining any regulatory approval associated with those other mergers or result in any unduly burdensome condition in any such approval. Please see pages 39 to 41 of the proxy statement.


WHERE CAN I FIND MORE INFORMATION ABOUT BERKSHIRE?


Various sources described under "Where You Can Find More Information" on pages 44 to 46 of the proxy statement provide further information. Our
SEC filings are also available at the SEC's web site at http://www.sec.gov.


HOW WILL THE MERGER AFFECT DIVIDENDS ON BERKSHIRE SHARES?

We have no intention to change our dividend policy prior to completion of the merger. After the merger is completed, you will no longer be shareholders of Berkshire and will not be shareholders of Energy East and, therefore, will no longer receive dividends.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?


The receipt of the merger consideration will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in Berkshire shares. Please see pages 29 to 30 of the proxy statement.

A majority of Berkshire shares is widely held in small lots. It is important, therefore, in order to have the necessary number of shares represented at the special meeting, that all shareholders who cannot be present in person, however small their holdings, complete, sign, date and return the enclosed proxy without delay to Boston Equiserve, Proxy Department, P.O. Box 9391, Boston, MA 02205-9969. A self-addressed, stamped envelope is enclosed for this purpose.



                      (Berkshire Energy Resources Logo)

                         BERKSHIRE ENERGY RESOURCES
                              115 Cheshire Road
                    Pittsfield, Massachusetts 01201-1879


                  Notice of Special Meeting of Shareholders
                      to be held on February, 29, 2000

To the Holders of Common Shares:

      The special meeting of shareholders of Berkshire Energy Resources will be held at Berkshire's offices, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879, on Tuesday, February, 29, 2000 at 10:00 a.m., for the following purposes:


      1. To approve the merger agreement among Berkshire, Energy East Corporation and Mountain Merger LLC, a newly formed subsidiary of Energy East. In the merger, Berkshire shareholders will receive $38.00 in cash, without interest, for each Berkshire share owned.

      2. To address any procedural matters that may properly come before the special meeting or any adjournment thereof.

      You will find further information about the merger and related matters in the accompanying proxy statement.


      Only the holders of Berkshire shares as of the close of business on January 10, 2000 are entitled to notice of and to vote at the special meeting or any adjournment thereof. Holders of Berkshire shares are not entitled to dissenters' rights in connection with the merger.


      Please complete, sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy bearing a later date or by oral revocation in person to the Secretary at the special meeting.

                                       By Order of the Board of Trustees,

                                       Cheryl M. Clark
                                       Secretary


Pittsfield, Massachusetts
January 12, 2000



                         BERKSHIRE ENERGY RESOURCES
                              115 Cheshire Road
                    Pittsfield, Massachusetts 01201-1879

                               (413) 442-1511

                               PROXY STATEMENT


      This proxy statement, together with the accompanying proxy, is being furnished to shareholders of Berkshire Energy Resources in connection with the solicitation of proxies by the Berkshire board of trustees to be voted at the special meeting of shareholders to be held on Tuesday, February, 29, 2000 at 10:00 a.m. at Berkshire's offices, 115 Cheshire Road, Pittsfield, Massachusetts 02101-1879 for the following purposes:


      1. To approve the merger agreement among Berkshire, Energy East Corporation and Mountain Merger LLC, a newly formed subsidiary of Energy East. In the merger, Berkshire shareholders will receive $38.00 in cash, without interest, for each Berkshire share owned.

      2. To address any procedural matters that may properly come before the special meeting or any adjournment thereof.

      Pursuant to the merger agreement, Mountain Merger will merge with and into Berkshire with Berkshire being the surviving company. As a result of the merger, Berkshire will become a subsidiary of Energy East. See "The Merger--General Description of the Merger."

      If the merger is completed, you will have to surrender your Berkshire share certificates in order to receive the merger consideration for your shares. See "The Merger Agreement--Conversion of Berkshire Shares."


      This proxy statement and the accompanying proxy, solicited on behalf of the Berkshire board of trustees, were first mailed to shareholders on or about January 17, 2000.


      The accompanying proxy, if properly executed and delivered by a shareholder entitled to vote, will be voted at the special meeting as specified in the proxy, but may be revoked at any time before the vote is taken by delivering to the Secretary of Berkshire a written revocation or a proxy bearing a later date or by oral revocation in person to the Secretary at the special meeting. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted in favor of the merger agreement. Berkshire will bear the costs of soliciting proxies from Berkshire shareholders, except that Energy East and Berkshire intend to share equally the costs associated with the printing and the filing of the proxy solicitation material. Berkshire has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a fee of $4,500, plus additional charges for any telephone solicitation services and reimbursement of its out-of-pocket expenses. The trustees, directors, officers and employees of Berkshire and its subsidiaries may devote a part of their time to the solicitation of proxies but no additional compensation will be paid to them for the time so employed but they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation of proxies. Berkshire will reimburse brokerage firms, banks, trustees and others for their reasonable out-of-pocket expenses in forwarding proxy material to the beneficial owners of Berkshire shares.


      On January 10, 2000, there were issued and outstanding 2,523,479 Berkshire shares (and 61,571 shares reserved for issuance pursuant to Berkshire's Share Owner Dividend Reinvestment and Stock Purchase Plan). Only holders of record of Berkshire shares at the close of business on that date shall be entitled to notice of and to vote at the special meeting or any adjournments thereof, and those entitled to vote will have one vote for each share held. To the knowledge of management, only one person owns beneficially more than five percent (5%) of the outstanding voting securities of Berkshire (See "Share Ownership of Management and Certain Beneficial Owners").

            The date of this proxy statement is January 12, 2000.

                              TABLE OF CONTENTS

SUMMARY                                                                 1

The Companies                                                           1
The Special Meeting                                                     2
Share Ownership of Management                                           2
The Merger                                                              2
No Dissenters' Rights of Appraisal                                      3
The Merger Agreement                                                    3

PRICE RANGE OF BERKSHIRE SHARES                                         6

SELECTED CONSOLIDATED FINANCIAL DATA                                    7

THE COMPANIES                                                           9

Berkshire Energy Resources                                              9
Energy East Corporation                                                 9
Mountain Merger LLC                                                    11

THE SPECIAL MEETING                                                    11

Purpose, Time and Place                                                11
Record Date, Voting Power and Vote Required                            11
Share Ownership of Management                                          12
Voting of Proxies                                                      12
Adjournment of Meeting                                                 12
Revocability of Proxies                                                12
Solicitation of Proxies                                                13

NO VOTE REQUIRED FOR ENERGY EAST SHAREHOLDERS                          13

THE MERGER                                                             13

General Description of the Merger                                      13
Background                                                             14
Berkshire's Reasons for the Merger and
 Recommendation of the Berkshire Board of Trustees                     18
Opinion of Financial Advisor to the Berkshire Board of Trustees        19
Effective Time of the Merger                                           23
Declaration of Trust and By-Laws                                       23
Trustees and Officers                                                  23
Accounting Treatment                                                   23
Regulatory Approvals                                                   23
Effects of the Merger                                                  25
Merger Financing                                                       26
Interests of Certain Persons in the Merger                             26
Material Federal Income Tax Consequences of the Merger                 29

NO DISSENTERS' RIGHTS OF APPRAISAL                                     30

THE MERGER AGREEMENT                                                   30

General                                                                30
Corporate Governance Matters                                           31
Conversion of Berkshire Shares                                         31
Representations and Warranties                                         32
Covenants                                                              33
No Solicitation of Alternative Proposals                               34
Additional Agreements                                                  35
Conditions                                                             37
Termination, Amendment and Waiver                                      39

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS            41

OTHER MATTERS                                                          43

Voting Procedures                                                      43
Adjournment of Meeting                                                 43
Proposals of Shareholders                                              44
Other Business                                                         44
Experts                                                                44
Independent Public Accountants                                         44
Where You Can Find More Information                                    44

APPENDICES

A.    Agreement and Plan of Merger between and among Berkshire
      Energy Resources, Energy East Corporation and Mountain
      Merger LLC                                                      A-1
B.    Opinion of Tucker Anthony Cleary Gull                           B-1


      You should rely only upon the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

                                   SUMMARY


This summary highlights selected information in this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Other Matters--Where You Can Find More Information" on pages 44 to 46 of this document. Each item in this summary includes a page reference directing you to a more complete description of that item. ("We" and "our" as used in this document refer to Berkshire.)

The Companies

Berkshire Energy Resources (See Page 9)


Berkshire Energy Resources
115 Cheshire Road
Pittsfield, Massachusetts 01201-1879
(413) 442-1511

      Berkshire was organized as a Massachusetts business trust and has as its subsidiaries The Berkshire Gas Company, Berkshire Propane, Inc. and Berkshire Service Solutions, Inc. (formerly known as Berkshire Energy Marketing, Inc.). Berkshire Gas is engaged in the distribution, sale and transportation of natural gas for residential, commercial and industrial use in western Massachusetts. Berkshire Gas also has an appliance rental division that sells and leases gas burning equipment. Berkshire Gas is subject to the regulatory authority of the Massachusetts Department of Telecommunications and Energy, formerly known as the Massachusetts Department of Public Utilities. Berkshire Propane provides retail propane distribution and service in more than 100 communities in western Massachusetts, eastern New York and southern Vermont. Berkshire Service Solutions was established to capitalize on new opportunities associated with the deregulation of the utility industry. Berkshire Service Solutions offers competitively priced natural gas to meet a wide variety of customer needs and provides a variety of energy-related services.


Energy East Corporation (See Pages 9 to 11)


Energy East Corporation
P.O. Box 1196
Stamford, Connecticut 06904-1196
(203) 325-0690

      Energy East is a holding company that was organized under the laws of the State of New York in 1997. Energy East, through its subsidiaries, is an energy delivery, products and services company with operations in New York, Connecticut, Massachusetts, Maine, New Hampshire, Vermont and New Jersey, and offices in New York and Connecticut. Energy East is the parent of New York State Electric & Gas Corporation, a regulated public utility company. Energy East's nonutility subsidiaries include XENERGY Enterprises, Inc. and Energy East Enterprises, Inc., which invest in energy ventures and providers of energy-related and telecommunication services. Energy East has adopted a strategy of selling its electric generation assets and using a portion of the proceeds to grow selectively its energy distribution business in the northeastern United States. Consistent with this strategy, Energy East sold its coal-fired generation assets to Edison Mission Energy in March 1999 and to The AES Corporation in May 1999. In addition, Energy East expects to complete in the second quarter of 2000 the sale of its 18% interest in the Nine Mile Point nuclear generating unit No. 2. The net cash received from these sales is being used to repurchase Energy East shares and will be used to help fund Energy East's business combinations with Berkshire, Connecticut Energy Corporation, CTG Resources, Inc. and CMP Group, Inc.

Mountain Merger LLC (See Page 11)


Mountain Merger LLC
c/o Energy East Corporation
P.O. Box 1196
Stamford, Connecticut 06904-1196
(203) 325-0690

      Mountain Merger is a subsidiary of Energy East, formed as a limited liability company under the laws of the Commonwealth of Massachusetts solely for the purpose of completing the merger with Berkshire.


The Special Meeting (See Pages 11 to 13)

      The special meeting of Berkshire shareholders will be held at Berkshire's offices, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879 on Tuesday, February, 29, 2000, at 10:00 a.m. local time. At the special meeting, we will ask you to vote upon a proposal to approve the merger agreement. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding Berkshire shares. Only the Berkshire shareholders at the close of business on the record date, January 10, 2000, will be entitled to notice of and to vote at the special meeting. At the close of business on January 10, 2000, there were 2,523,479 Berkshire shares outstanding, with each share entitled to one vote.

Share Ownership of Management (See Pages 41 to 42)

      At the close of business on January 7, 2000, trustees and executive officers of Berkshire and their affiliates beneficially owned less than 2% of the outstanding Berkshire shares. It is expected that all of these trustees and executive officers will vote their shares FOR the approval of the merger agreement.

The Merger

Background of and Reasons for the Merger (See Pages 14 to 19)


      You should review the factors that the Berkshire board of trustees considered when deciding whether to approve the merger.


Recommendation to Shareholders (See Pages 18 to 19)


      The Berkshire board of trustees has determined that the merger is in the best interests of the Berkshire shareholders and recommends that you vote to approve the merger agreement at the special meeting.


Fairness Opinion (See Pages 19 to 23)

      In deciding to approve the merger, the Berkshire board of trustees considered, among other things, the opinion of Tucker Anthony Cleary Gull, its financial advisor, as to the fairness, from a financial point of view, of the consideration that Berkshire shareholders will receive. A copy of the opinion, as updated to the date hereof, is attached as Appendix B to this document and is also discussed on pages 19 to 23. We encourage you to read this opinion.

Accounting Treatment (See Page 23)


      The merger will be accounted for as an acquisition of Berkshire by Energy East under the purchase method of accounting in accordance with generally accepted accounting principles. The amount of goodwill recorded will reflect the excess of the purchase price over the estimated net fair value of the assets and liabilities of Berkshire's utility and nonutility businesses at the time of closing, plus Energy East's estimated transaction costs related to the merger. The assets and liabilities of Berkshire's nonutility subsidiaries will be revalued to fair value, including an allocation of goodwill to such subsidiaries, if appropriate. The remaining goodwill will be allocated to Berkshire Gas and will be recorded as an acquisition adjustment.


Regulatory Approvals (See Pages 23 to 25)


      Energy East must obtain Securities and Exchange Commission approval of the acquisition under the Public Utility Holding Company Act and, following the completion of the CMP Group merger, must register with the Securities and Exchange Commission as a holding company. In addition, both Berkshire and Energy East must file certain notification forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission. We may also seek the Massachusetts Department of Telecommunications and Energy's approval of a rate plan in connection with the recovery of certain costs associated with the merger.


Interests of Certain Persons in the Merger (See Pages 26 to 29)


      In considering the recommendation of the Berkshire board of trustees to approve the merger, you should be aware that members of the Berkshire board of trustees and Berkshire senior management will receive benefits as a result of the merger that will be in addition to or different from the benefits that Berkshire shareholders receive generally. The members of the Berkshire board of trustees knew about these additional interests and considered them when they approved the merger.


Material Federal Income Tax Consequences (See Pages 29 to 30)


      The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount equal to the difference between the cash you receive and your adjusted tax basis in your Berkshire shares. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor to understand fully how the merger will affect you in light of your individual circumstances.

No Dissenters' Rights of Appraisal

      You will not be entitled to assert dissenters' rights under Berkshire's declaration of trust or Massachusetts law.

The Merger Agreement

      The merger agreement is the legal document that governs the merger. The merger agreement is attached as Appendix A to this document, and we encourage you to read it carefully.


Merger Consideration (See Page 31)


      Upon completion of the merger, each of your Berkshire shares will be converted into the right to receive $38.00 in cash, without interest. Partial shares that you own will be converted into the right to receive cash on a pro rata basis.


Certain Covenants (See Pages 34 to 35)


      Berkshire has agreed not to solicit or encourage any proposal from any person to acquire Berkshire or its assets, but it may respond, in certain circumstances, to unsolicited proposals that it receives.


Conditions to the Merger (See Pages 37 to 39)


      Completion of the merger depends upon satisfaction of a number of conditions. In addition to customary conditions relating to compliance with the merger agreement, these conditions include the following:

      -     The holders of at least two-thirds of the outstanding
            Berkshire shares must have approved the merger agreement.

      - The absence of any temporary restraining order or injunction by any U.S. federal or state court that prevents completion of the merger, and the absence of any U.S. federal or state law or regulation that prohibits the merger.

      - Berkshire and Energy East must have obtained the requisite regulatory approvals and all applicable waiting periods must have expired or been terminated.

      The merger will be completed, and your Berkshire shares will be converted into the right to receive $38.00 per share in cash, without interest, as soon as practicable after Berkshire and Energy East satisfy all of the conditions in the merger agreement.


Termination (See Pages 39 to 41)


      The merger agreement may be terminated, and the merger abandoned, in the following circumstances:

      - if Energy East and Berkshire mutually agree to terminate the merger agreement;

      - by either Energy East or Berkshire, if the merger is not completed by November 9, 2000 (or May 9, 2001, if the only barrier to closing is that the requisite regulatory approvals have not been obtained);

      - by either Energy East or Berkshire, if the Berkshire shareholders have not approved the merger agreement by November 9, 2000;

      - by either Energy East or Berkshire, if there is any law or regulation that makes the merger illegal, or if any governmental authority issues a final, nonappealable order blocking the merger;

      - by either Energy East or Berkshire, if the other party materially breaches the merger agreement and fails to cure the breach;

      - by Energy East, if the Berkshire board of trustees withdraws its approval of the merger agreement, fails to reaffirm its approval of the merger agreement upon Energy East's request, approves a competing acquisition proposal, or resolves to take any of these actions;

      - by Energy East, if it reasonably believes the merger will delay any regulatory approval of its proposed transactions with Connecticut Energy, CTG Resources or CMP Group, or cause any such approval to be unduly burdensome; or


      - by Berkshire, prior to its shareholders' approval of the merger agreement, if Berkshire receives a third-party proposal concerning another business combination, in response to which the Berkshire board of trustees determines (based on the advice of outside counsel) that failure to accept the proposal would likely result in a breach of their fiduciary duties, and concludes that the person making the alternative proposal has demonstrated that it has obtained any necessary financing or the financing is obtainable and that such proposal would be financially superior to the merger; provided that before Berkshire may terminate the merger agreement, it must provide Energy East with a chance to match the competing proposal, as discussed on pages 39 to 40.


      If either Energy East or Berkshire materially breaches the merger agreement and the other party terminates the agreement, the breaching party must pay the other party up to $2 million in expenses and fees incurred by that party in connection with the merger. If the breach is willful, the other party may also pursue available legal remedies.


      If Energy East terminates the merger agreement because it reasonably believes the merger will delay any regulatory approval of its proposed transactions with Connecticut Energy, CTG Resources or CMP Group, or cause any such approval to be unduly burdensome, then Energy East must pay Berkshire $4 million, as discussed on pages 40 to 41.


      Moreover, if the merger agreement is terminated for any of the following reasons:

      - the Berkshire board of trustees decides to pursue an alternative acquisition proposal;

      - Berkshire shareholders fail to approve the merger agreement, there is an alternative acquisition proposal outstanding at the time of the special meeting, and Berkshire enters into a definitive agreement for or completes an alternative acquisition within two years of the termination of the merger agreement; or

      - the Berkshire board of trustees withdraws, modifies or fails to affirm its approval of the merger agreement, there is an alternative acquisition proposal outstanding at the time of the termination of the merger agreement and Berkshire enters into a definitive agreement for or completes an alternative acquisition within two years of the termination of the merger agreement;


then Berkshire must pay Energy East $4 million, plus expenses of up to $2 million, as discussed on page 41.


                       PRICE RANGE OF BERKSHIRE SHARES

      Berkshire shares are traded on the NASDAQ-National Market System under the symbol "BERK" and quoted through the NASDAQ System. The table below sets forth the high and low average of the sales prices for Berkshire shares, as reported by the National Quotation Bureau, Incorporated, for the calendar periods indicated. For the period prior to Berkshire's establishment of a holding company corporate structure as of January 1, 1999, this table reflects prices for Berkshire Gas.

                                       High            Low
                                       ----            ---

1997:  First Quarter                 $17-1/2         $15-1/4
       Second Quarter                $16             $15
       Third Quarter                 $17-3/8         $15-1/4
       Fourth Quarter                $23-1/2         $16-1/4

1998:  First Quarter                 $25-5/8         $21-1/2
       Second Quarter                $24-3/4         $21-5/8
       Third Quarter                 $25             $19-1/2
       Fourth Quarter                $24-1/4         $20

1999:  First Quarter                 $23-1/8         $18-1/2
       Second Quarter                $23-3/4         $16-1/4
       Third Quarter                 $26-7/8         $23-1/2

       Fourth Quarter                $33-1/16        $28-3/4

2000:  First Quarter
       (through January 7, 2000)     $35-1/4         $34-7/8


      These quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions.

      On November 9, 1999, the last full trading day before the public announcement of the execution of the merger agreement, the daily high and low sales prices of Berkshire shares were $33.25 and $32.625, respectively. On November 2, 1999, one week before the execution of the merger agreement, the daily high and low sales prices of Berkshire shares were $25.875 and $25.625, respectively.


      On January 7, 2000, the most recent practicable date for which quotations were available prior to the printing of this document, the daily high and low sales prices of Berkshire shares were $35.063 and $34.875, respectively.


                    SELECTED CONSOLIDATED FINANCIAL DATA

      The following sets forth selected consolidated financial data of Berkshire and its subsidiaries. For the period prior to Berkshire's establishment of a holding company corporate structure as of January 1, 1999, this table reflects financial data for Berkshire Gas. This information does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, Berkshire's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the financial statements and related notes. The selected consolidated financial data as of and for each of the years ended June 30, 1995, 1996, 1997, 1998 and 1999, respectively, are derived from the audited consolidated financial statements of Berkshire and its subsidiaries. The selected consolidated financial data as of and for the three months ended September 30, 1998 and 1999, respectively, are derived from unaudited financial statements of Berkshire.

                                                              Years Ended June 30,
------------------------------------------------------------------------------------------------------
OPERATIONS ($000)                         1999          1998          1997         1996         1995
------------------------------------------------------------------------------------------------------

Operating Revenues                      $ 50,733      $ 54,601      $ 53,584      $50,405      $51,627
Cost of Gas Sold                          22,485        27,023        25,873       22,368       26,541
------------------------------------------------------------------------------------------------------
Operating Margin                          28,248        27,578        27,711       28,037       25,086
------------------------------------------------------------------------------------------------------
Net Income                                 3,233         2,794         3,556        4,213        2,529
Earnings Available for
 Common Shareholders                       3,218         2,778         3,316        3,521        1,835

COMMON SHARE DATA
------------------------------------------------------------------------------------------------------
Earnings Per Share                       $  1.34      $   1.23      $   1.52      $  1.65      $  0.92
Annualized Dividends Per Share              1.18          1.16          1.14         1.12         1.10
Dividends Declared Per Share               1.165         1.145         1.125        1.105         1.10
Book Value Per Share                       15.07         14.48         14.18        13.75        13.16
Market Price (Year-End)                    22.50         23.25         16.00        15.38        15.00

Average Common Shares
 Outstanding (000s)                      2,405.2       2,263.6       2,181.5      2,129.2      1,990.5


TOTAL ASSETS ($000)
------------------------------------------------------------------------------------------------------
Total Assets                            $105,485      $101,897      $101,688      $93,660      $87,741

CAPITALIZATION ($000)
------------------------------------------------------------------------------------------------------
Common Equity                           $ 37,896      $ 33,536      $ 31,365      $29,595      $27,688
Preferred Stock                              312           321           363        8,406        8,448
Long-Term Debt                            40,000        34,000        40,000       31,999       30,983
------------------------------------------------------------------------------------------------------
Total Capitalization                    $ 78,208      $ 67,857      $ 71,728      $70,000      $67,119
------------------------------------------------------------------------------------------------------
% OF TOTAL
------------------------------------------------------------------------------------------------------
Common Equity                               48.5%         49.4%         43.7%        42.3%        41.2%
Preferred Stock                              0.4           0.5           0.5         12.0         12.6
Long-Term Debt                              51.1          50.1          55.8         45.7         46.2

                                     Three Months Ended (unaudited)
-----------------------------------------------------------------
OPERATIONS ($000)                      09/30/99          09/30/98
-----------------------------------------------------------------

Operating Revenues                     $  4,775          $  4,837
Cost of Gas Sold                          1,883             1,821
-----------------------------------------------------------------
Operating Margin                          2,892             3,016
-----------------------------------------------------------------

Net Income (Loss)                          (973)             (876)
Loss Attributable to Common
 Shareholders                              (977)             (880)

COMMON SHARE DATA
-----------------------------------------------------------------
(Loss) Per Share                      $  (0.39)          $  (0.38)
Annualized Dividends Per Share            1.18               1.16
Dividends Declared Per Share             0.295              0.290
Book Value Per Share                     14.41              13.93
Market Price                             25.63              22.50
Average Common Shares
 Outstanding (000's)                   2,519.2            2,337.9


TOTAL ASSETS ($000)
-----------------------------------------------------------------
Total Assets                          $110,580           $105,485

CAPITALIZATION ($000)
-----------------------------------------------------------------
Common Equity                         $ 36,305           $ 37,896
Preferred Stock                            310                312
Long-Term Debt                          40,000             40,000
-----------------------------------------------------------------

Total Capitalization                  $ 76,615           $ 78,208

-----------------------------------------------------------------
% OF TOTAL
-----------------------------------------------------------------
Common Equity                             47.4%              48.5%
Preferred Stock                            0.4                0.4
Long-Term Debt                            52.2               51.1

                                THE COMPANIES

Berkshire Energy Resources

Berkshire Energy Resources
115 Cheshire Road
Pittsfield, Massachusetts 01201-1879
(413) 442-1511

      Berkshire is a Massachusetts business trust organized in 1998. Berkshire's subsidiaries are: Berkshire Gas, Berkshire Propane and Berkshire Service Solutions. Berkshire Gas, originally formed in 1853, is now a subsidiary of Berkshire engaged in the distribution, sale and transportation of natural gas for residential, commercial and industrial use in 19 communities in western Massachusetts. The population of the area served is estimated at 190,000 and is primarily residential in character, but the territory also includes industrial, agricultural, educational, cultural and resort facilities. Berkshire Gas currently serves over 34,000 natural gas customers. Berkshire Gas also has an appliance rental division that sells and leases gas burning equipment. Berkshire Gas is subject to the regulatory authority of the Massachusetts Department of Telecommunications and Energy.

      Berkshire Propane provides retail propane distribution and service in more than 100 communities in western Massachusetts, eastern New York and southern Vermont. Propane is delivered to customers by trucks from storage facilities at various locations in Massachusetts.

      Berkshire Service Solutions was established to capitalize on new opportunities associated with the deregulation of the utility industry. Berkshire Service Solutions offers competitively priced natural gas to meet a wide variety of customer needs. To gain additional supply and price leverage, Berkshire Service Solutions has entered into a strategic alliance with Energy East Solutions, LLC, a joint venture of subsidiaries of Energy East and Connecticut Energy. Energy East Solutions LLC is a regional energy marketer with significant supply acquisition capabilities.
Berkshire Service Solutions recently completed the acquisitions of two energy service contractors and is thereby extending its reach into new markets by providing a variety of energy-related services.

Energy East Corporation

Energy East Corporation
P.O. Box 1196
Stamford, CT 06904-1196
(203) 325-0690

      Energy East is a New York corporation that was formed in 1997 and became the parent of NYSEG on May 1, 1998. Energy East is a holding company that is currently exempt from the registration requirement of the Public Utility Holding Company Act. Energy East expects that if the planned merger with CMP Group is completed it will no longer be eligible for this exemption, and has agreed that it will register with the Securities and Exchange Commission as a public utility holding company. Energy East neither owns nor operates any physical properties. Energy East, through its subsidiaries, is an energy delivery, products and services company with operations in New York, Connecticut, Massachusetts, Maine, New Hampshire, Vermont and New Jersey, and has offices in New York and Connecticut. Energy East's nonutility subsidiaries include XENERGY Enterprises, Inc. and Energy East Enterprises, Inc., which invest in energy ventures and providers of energy and telecommunication services.

      NYSEG. NYSEG, Energy East's principal subsidiary, is a public utility company engaged in purchasing, transmitting and distributing electricity, and purchasing, transporting and distributing natural gas. NYSEG also generates electricity from its 18% share of a nuclear station and its hydroelectric stations. NYSEG has also agreed to sell its share of the nuclear station; the sale is expected to be completed in the second quarter of 2000. NYSEG's service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. NYSEG's service territory has an area of approximately 19,900 square miles and a population of 2,400,000. The larger cities in which NYSEG serves both electricity and natural gas customers are Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport. NYSEG serves approximately 826,000 electric customers and 244,000 natural gas customers. The service territory reflects a diversified economy, including high-tech firms, light industry, colleges and universities, agriculture and recreational facilities. No customer accounts for 5% or more of either electric or natural gas revenues. From 1996 through 1998, approximately 84% of NYSEG's operating revenue was derived from electric service with the balance derived from natural gas service.

      XENERGY Enterprises, Inc. XENERGY Enterprises is a nonutility subsidiary of Energy East and invests in providers of energy and telecommunications services. One of XENERGY Enterprises' subsidiaries is XENERGY Inc., an energy services, information systems and consulting company that specializes in energy management, conservation engineering and demand-side management. Another one of XENERGY Enterprises' subsidiaries is Energy East Solutions, Inc., which markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the northeastern United States directly and through its wholly-owned subsidiary, NYSEG Solutions, Inc. In October 1998, Energy East Solutions formed a joint venture with South Jersey Industries to market retail electricity and energy management services in the mid-Atlantic region of the United States. In November 1999, Energy East Solutions formed a joint venture with a subsidiary of Connecticut Energy to sell natural gas, fuel oil and other services, and to market a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers in New England.


      Energy East Enterprises, Inc.  Energy East Enterprises, another
Energy East nonutility subsidiary, owns natural gas and propane air distribution companies outside of the State of New York. Energy East Enterprises owns an interest in CMP Natural Gas, a joint venture with a subsidiary of CMP Group. CMP Natural Gas was formed to distribute natural gas to customers in Maine who do not receive natural gas service. CMP Natural Gas began providing service to customers in May 1999. New Hampshire Gas Corporation, another subsidiary of Energy East Enterprises, is an energy services company in New Hampshire specializing in propane air distribution systems. Southern Vermont Natural Gas Corporation, a third subsidiary of Energy East Enterprises, is developing a combined natural gas supply and distribution project that will include an extension of a pipeline from New York to Vermont by the Iroquois Gas Transmission System, and the development of natural gas distribution systems in Vermont.

      Sale of Generation Assets. Energy East has adopted a strategy of selling its generation assets and using a portion of the proceeds to grow selectively its energy distribution business in the northeastern United States. Consistent with this strategy, Energy East sold its coal-fired generation assets to Edison Mission Energy in March 1999 and to The AES Corporation in May 1999. In addition, Energy East expects to complete in the second quarter of 2000 the sale of its 18% interest in Nine Mile Point nuclear generating unit No. 2. The net cash received from these sales is being used to repurchase Energy East shares and will be used to help fund Energy East's business combinations with Berkshire, Connecticut Energy, CTG Resources and CMP Group.


      Merger Agreements. On April 23, 1999, Energy East signed a definitive merger agreement with Connecticut Energy. For additional information on this transaction, see the Connecticut Energy merger agreement, a copy of which Energy East filed with the SEC as an exhibit to its Form 8-K dated April 23, 1999. On June 14, 1999, Energy East signed a definitive merger agreement with CMP Group. For additional information on this transaction, see the CMP Group merger agreement, a copy of which Energy East filed with the SEC as an exhibit to its Form 8-K dated June 14, 1999. On June 29, 1999, Energy East signed a definitive merger agreement with CTG Resources. For additional information on this transaction, see the CTG Resources merger agreement, a copy of which Energy East filed with the SEC as an exhibit to its Form 8-K dated June 29, 1999.

Mountain Merger LLC

Mountain Merger LCC
c/o Energy East Corporation
P.O. Box 1196
Stamford, CT 06904-1196
(203) 325-0690

      Mountain Merger is a Massachusetts limited liability company formed by Energy East in 1999 solely for the purpose of completing the merger with Berkshire.

                             THE SPECIAL MEETING

Purpose, Time and Place


      The Berkshire board of trustees is soliciting proxies for use at the special meeting of Berkshire shareholders. The special meeting will be held on Tuesday, February, 29, 2000 at 10:00 a.m. at Berkshire's offices, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879. Except as otherwise noted, when we refer in this proxy statement to the special meeting, we are including any adjournments or postponements of the special meeting.


      At the special meeting, Berkshire shareholders as of the record date will be asked to consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby.

Record Date, Voting Power and Vote Required


      The Berkshire board of trustees has fixed the close of business (5:00 p.m., local time) on January 10, 2000 as the record date for determining the Berkshire shareholders entitled to notice of, and to vote at, the special meeting. Only Berkshire shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.


      At the close of business on the record date, 2,523,479 Berkshire shares were issued and outstanding and entitled to vote at the special meeting. Berkshire shareholders of record are entitled to one vote per share on any matter that may properly come before the special meeting. There were no Berkshire preferred shares issued and outstanding on the record date. Votes may be cast at the special meeting in person or by proxy. See "The Special Meeting--Voting of Proxies."

      The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding Berkshire shares entitled to vote is necessary to constitute a quorum. If a quorum is not present at the special meeting, management will adjourn or postpone the meeting in order to solicit additional proxies.

      The affirmative vote of the holders of at least two-thirds of the outstanding Berkshire shares is required to approve the merger agreement and the transactions contemplated thereby.

      Broker non-votes (that is, shares represented by properly signed and dated proxies held by brokers as nominees as to which instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary voting power on that proposal) will be counted as present for purposes of establishing a quorum, but will not be counted for the purposes of determining whether the merger agreement has been approved. Broker non-votes will have the effect of a vote against the merger agreement.

Share Ownership of Management


      At the close of business on January 7, 2000, Berkshire's trustees and executive officers and their affiliates beneficially owned 37,071 Berkshire shares, which represents less than 2% of the outstanding Berkshire shares. It is currently expected that all trustees and executive officers of Berkshire will vote their Berkshire shares for approval of the merger agreement.


Voting of Proxies

      Berkshire shares represented by properly signed and dated proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the proxies. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted in favor of the merger agreement. We do not expect that any matter other than the approval of the merger and possibly procedural items relating to the conduct of the special meeting will be brought before the special meeting.

      If you have Berkshire shares registered in different names, you will receive a separate proxy card for each registration. All these shares will be voted in accordance with the instructions on the proxy card. If your shares are held by a broker as nominee, you will receive a voter information form from your broker.

      The appointment of a proxy on the enclosed proxy card does not preclude you from voting in person.

Adjournment of Meeting

      If the special meeting is adjourned, we do not expect any such adjournment to be for a period of time long enough to require the setting of a new record date for the special meeting. If an adjournment occurs, it will have no effect on the ability of the Berkshire shareholders of record as of the record date either to exercise their voting rights or to revoke any previously delivered proxies.

Revocability of Proxies


      You may revoke a proxy at any time before its exercise by (1) notifying in writing Cheryl M. Clark, Secretary of Berkshire Energy Resources, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879, (2) completing a later-dated proxy and returning it to Berkshire's shareholder services representative, Boston EquiServe, Proxy Department, P.O. Box 9391, Boston, MA 02205-9969, if you sent your original proxy there, or to your broker if your shares are held by a broker, or (3) appearing in person at the special meeting and revoking your proxy orally by notifying the Secretary before the vote takes place. Additional proxy cards are available from EquiServe by calling 1-800-426-5523, or your broker, if your shares are held by a broker.


      Attendance at the special meeting will not by itself constitute revocation of a proxy. A Berkshire shareholder of record attending the special meeting may revoke his or her proxy and vote in person by informing the Secretary before the vote is taken at the meeting that he or she desires to revoke a previously submitted proxy.

Solicitation of Proxies

      Berkshire will bear the costs of soliciting proxies from Berkshire shareholders, except that Energy East and Berkshire intend to share equally the costs associated with the printing and filing of the proxy solicitation material. In addition to solicitation by mail, the trustees, directors, officers and employees of Berkshire and its subsidiaries may solicit proxies from Berkshire shareholders by telephone or in person. These trustees, directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Berkshire shares held of record by these persons, and Berkshire will reimburse its custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

      We have retained Corporate Investor Communications to help solicit proxies. Corporate Investor Communications will receive a fee that we expect will not exceed $4,500 as compensation for its basic solicitation services, plus additional charges for any telephone solicitation services, and reimbursement of its out-of-pocket expenses. We have agreed to indemnify Corporate Investor Communications against certain liabilities arising from its engagement.

      You should not send share certificates with your completed proxy cards.

                NO VOTE REQUIRED FOR ENERGY EAST SHAREHOLDERS

      Under New York law, Energy East shareholders need not approve the merger agreement and the transactions contemplated thereby. Thus, no one is soliciting proxies from Energy East shareholders.

                                 THE MERGER

      We are furnishing this proxy statement to you in connection with the proposed merger between Berkshire and Mountain Merger, a subsidiary of Energy East, because you are a Berkshire shareholder. If completed, the merger will be carried out as provided in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

General Description of the Merger

      The merger agreement provides that Mountain Merger will merge into Berkshire. Berkshire will be the surviving company and will continue to conduct its businesses as a direct, wholly-owned subsidiary of Energy East. In the merger, each outstanding Berkshire share will be converted into the right to receive $38.00 in cash, without interest.

      The total value of the consideration that Berkshire shareholders will receive in the merger, based on the number of Berkshire shares outstanding on the date of this proxy statement, is approximately $96 million. See "The Merger--Merger Financing" for a description of how Energy East expects to fund the merger consideration.

Background

      Berkshire has followed carefully recent developments in the gas and electric utility industries that have substantially increased competition in those industries, making it more difficult for small and medium-sized utility companies to compete as effectively as larger utilities. Over the past several years, Berkshire has developed and implemented strategic plans to respond to the evolving competitive environment as it affected Berkshire. Commencing in 1996, Berkshire's senior management conducted a preliminary analysis of the potential value of Berkshire Gas, assessed shareholders' expectations and potential earnings and considered the appropriate steps to be taken to pursue the best interests of Berkshire and its shareholders. Berkshire's management ultimately concluded that Berkshire's competitive position and growth prospects would be enhanced by, among other things, increasing the scale of its operations and the size of its customer base. In addition, Berkshire's management determined that Berkshire should continue to expand its non-regulated operations in complementary activities. One particularly important aspect of Berkshire's strategic plan was the decision, approved by the board of directors of Berkshire Gas on December 3, 1997, to adopt a holding company corporate structure. After obtaining the requisite shareholder and regulatory approvals, the holding company structure was adopted effective as of January 1, 1999. A number of other initiatives were also pursued by Berkshire to exploit new markets, to respond to evolving regulatory requirements and to reduce costs. Most notably, on February 6, 1998, Berkshire entered into a joint venture with Conectiv/CNE (now called Energy East Solutions L.L.C.) to pursue energy marketing activities in Massachusetts, Connecticut, Vermont and New York. During the first ten months of 1999, Berkshire also completed the acquisitions of two leading energy services contractors within its service territory.

      From time to time from July 1998 through September 1999, Mr. Scott S. Robinson, president and chief executive officer of Berkshire, and, on certain occasions, Mr. Franklin M. Hundley, the chairman of the board of Berkshire, had exploratory conversations with executives from other regional utility companies about the possibility of business combinations or other strategic transactions, but none of these conversations led to any substantive proposals.

      As part of such initiative, on July 16, 1998, Messrs. Robinson and Hundley had discussions with the executive officers of a regional natural gas company regarding potential opportunities to pursue synergies between the two entities. Although Mr. Robinson and Mr. Hundley continued these discussions with the executives of the utility and its parent company, including three additional meetings in May and July, 1999, none of the discussions led to any satisfactory proposals.

      As a result of the commencement of these conversations in the summer of 1998 and in order to assist Berkshire in responding to the recent developments in the gas industry, on August 24, 1998, Berkshire retained Tucker Anthony to assist senior management with an assessment of the economic value of Berkshire. Representatives from Tucker Anthony made a presentation to Berkshire Gas' board of directors on October 6, 1998 with respect to valuation issues.

      On October 28, 1998, Mr. Robinson met with the executives of two other regional gas utilities. In addition, on March 8, 1999, Mr. Robinson engaged in discussions with an executive from a larger utility holding company that had pursued merger and acquisition transactions in New England. At these meetings, Mr. Robinson and these executives discussed their respective companies' business strategies and the possibility of certain business combinations. These discussions did not lead to further substantive negotiations.

      On May 6, 1999, Mr. Robinson met with Mr. Joseph R. Crespo, the chairman, president and chief executive officer of Connecticut Energy, which is being acquired by Energy East. Mr. Robinson and Mr. Crespo engaged in discussions regarding the benefits of Connecticut Energy's combination with Energy East. Based upon such discussions, Mr. Robinson concluded that it would be appropriate to conduct a follow-up meeting with Mr. Crespo and Mr. Wesley W. von Schack, the chairman, president and chief executive officer of Energy East. Mr. Robinson briefly described conversations with Mr. Crespo during the regularly scheduled meeting of the Berkshire board of trustees on June 9, 1999.

      On July 14, 1999, Mr. Robinson met with Mr. von Schack and Mr. Crespo. Mr. von Schack described Energy East's objective of becoming a premier energy company in the northeastern United States. Mr. von Schack also noted the importance to Energy East of maintaining a strong local identity and of being an integral force in the economic development of the communities it serves.

      During the remainder of the month of July, 1999, Mr. Robinson engaged in several discussions with Mr. Crespo and Mr. von Schack regarding the nature of a potential business combination. These discussions included the review of trends in the utility industry, strategic issues in terms of the possible combination of the two companies and the procedures that would be followed with respect to due diligence investigations and the exchange of confidential information. During the course of these conversations, Mr. Robinson indicated that he would be willing to discuss with Berkshire's board of trustees a transaction in which Berkshire would become a subsidiary of Energy East on terms and conditions generally comparable to the terms and conditions of the Connecticut Energy, CTG Resources and CMP Group merger transactions and that would provide Berkshire shareholders with a premium to book value for their shares comparable to that received by shareholders of other regional local gas distribution companies in recent transactions. On July 28, 1999, Mr. von Schack indicated that he would be willing to discuss a business combination on such terms with Energy East's board of directors. In light of the substantial level of activity associated with Energy East's purchases of Connecticut Energy, CTG Resources and CMP Group, however, Mr. von Schack requested that further discussions be held off until after Labor Day 1999 in order that Energy East could bring such other three transactions closer to completion. Mr. Robinson stated that Berkshire would be willing to continue its discussions with Energy East at that time, but that it would also reserve the right to engage in discussions with other entities should opportunities be presented.

      On August 6, 1999 and August 14, 1999, Mr. Robinson discussed a potential business combination with an executive from a major New England utility holding company. In addition, on September 3, 1999 and September 9, 1999, Mr. Robinson held meetings with the executives of an out-of-state utility holding company that has pursued a consolidation strategy with other New England gas utilities. The benefits and potential opportunities of combined operations were similarly discussed and considered.

      On September 15, 1999, Mr. Robinson called Mr. Crespo to determine the status of Energy East's interest in further negotiations with Berkshire. Mr. Crespo indicated that Energy East remained interested in such negotiations and that Energy East's attorneys would contact
Berkshire's attorneys in order to make arrangements for protection of confidential information that might be exchanged in the ongoing negotiations.

      On September 23, 1999, Berkshire and Energy East entered into a confidentiality agreement pursuant to which they agreed to exchange non-public information. On September 29, 1999, Energy East's attorneys provided Berkshire's attorneys with a preliminary outline of certain terms that Energy East would propose for inclusion in a definitive merger agreement between the parties. Based upon such preliminary terms, Mr. Robinson instructed Berkshire's attorneys to proceed with the conduct of due diligence investigations and the negotiation of a proposed merger agreement that could be presented to Berkshire's board of trustees.

      In early October, 1999 the legal advisors of Berkshire and Energy East held several discussions pertaining to the terms of a proposed business combination and general legal issues of the merger structure. Working groups composed of employees of both companies and their financial advisors and attorneys were formed to examine and address issues relating to regulatory requirements, strategic opportunities and advantages to employees that a transaction would present, the impact upon the communities served by Berkshire of a transaction, and the identification of possible operational benefits.

      On October 7, 1999, a special meeting of the board of trustees of Berkshire was held in Sturbridge, Massachusetts. Also in attendance at the meeting were Berkshire's senior management team and Berkshire's financial and legal advisors. Mr. Robinson made a presentation describing recent developments and opportunities in the utility industry. Mr. Robinson also provided an overview of the specific discussions he had undertaken with various parties regarding potential business combinations. Mr. Robinson then described the confidentiality agreement that had been executed with Energy East and summarized the preliminary discussions relating to a potential business combination with Energy East. Prior to Mr. Robinson's summary of the preliminary discussions with Energy East, Mr. Gioia, a trustee of Berkshire who also serves on the board of Energy East, excused himself from the meeting. After Mr. Robinson's remarks, Berkshire's attorneys made a presentation with respect to the legal obligations of the trustees regarding the consideration of business combination proposals and the representative of Tucker Anthony made an updated presentation regarding the valuation of Berkshire. After an extended question and answer period, Berkshire's board of trustees authorized Mr. Robinson to continue with the negotiations with Energy East.

      On October 18, 19 and 20, 1999, representatives from Energy East performed a due diligence inquiry at the offices of Berkshire's counsel. Executives of Berkshire, including Mr. Robinson, participated in discussions with the Energy East representatives during these sessions. On October 27, 1999, representatives from Berkshire performed a due diligence review of certain non-public documents at the Energy East offices in Stamford, Connecticut. Berkshire followed up on this review with several telephone conferences with Energy East executives.

      On October 27, 1999, Energy East made its initial proposal with respect to merger consideration on a dollars-per-share basis. Mr. Robinson indicated to Energy East that such initial proposal was inadequate, especially in light of the financial terms of other then recent transactions. Given concerns with the valuation contained in such initial proposal, Mr. Robinson further directed Berkshire's attorneys to cease their efforts on the negotiation of the merger documents.

      During the remainder of the day on October 27, 1999 and on October 28, 1999, Mr. Robinson spoke with Berkshire's legal and financial advisors regarding the status of the Energy East transaction. Mr. Robinson also advised individual trustees on the status of the negotiations.

      On October 29, 1999, Mr. Robinson spoke with Mr. von Schack by telephone. Messrs. Robinson and von Schack agreed that there were many positive attributes to a business combination between Berkshire and Energy East. Mr. Robinson reiterated his concerns regarding the merger consideration and that Berkshire could not engage in further substantive discussion unless such consideration was increased. Mr. von Schack indicated that he would have further discussions with Energy East executives and that he would instruct such executives to respond to the Berkshire team on Monday, November 2, 1999.

      On Monday morning, November 2, 1999, Energy East executives contacted Berkshire and increased the proposed per-share consideration with respect to the merger. Mr. Robinson and representatives of Tucker Anthony engaged in substantive discussions with Energy East executives regarding the level of the proposed merger consideration and the need for a further increase in the consideration proposed by Energy East. Following such discussions, on Monday afternoon, November 2, 1999, Energy East further increased the proposed merger consideration to a final offer of $38.00 per share in cash. Mr. Robinson reviewed this offer with Berkshire's financial and legal advisors and advised individual trustees of the progress of the negotiations.

      On November 4, 1999, Berkshire held the annual meeting of its board of trustees. Berkshire's senior management and financial and legal advisors also attended this meeting. After Mr. Gioia excused himself from the meeting, Mr. Robinson updated the board on the progress of negotiations. Mr. Robinson and Berkshire's legal advisors described the terms of the form of merger agreement and related documents that were being negotiated and provided copies of the latest version of the transactional documents to the trustees. The Tucker Anthony representative updated the trustees with respect to matters of valuation of Berkshire based upon the most recent information available. During a break in this meeting, Mr. Robinson again spoke with Mr. von Schack by telephone. Messrs. Robinson and von Schack agreed on the benefits of reaching an agreement quickly.
Mr. von Schack indicated that he intended to present a proposed agreement to the Energy East board of directors the following week subject to consultation with Energy East's investment bankers. Messrs. Robinson and von Schack agreed to instruct their respective legal advisors to resume their efforts to finalize the merger documentation as rapidly as practicable.

      On November 5, 1999, Mr. Robinson had additional consultations with Berkshire's financial advisor, Tucker Anthony, in light of the announcement on November 4, 1999 of a merger involving two other northeastern United States utility holding companies. Further analysis was performed by Tucker Anthony in terms of the fairness of the merger consideration offered by Energy East based on current market conditions. On a parallel basis, Berkshire's and Energy East's legal advisors continued their efforts to finalize merger-related documentation.


      On November 8, 1999, Berkshire, working with its financial advisors, continued its analysis of the financial terms of the Energy East offer. Messrs. Robinson and von Schack spoke by telephone. Mr. von Schack indicated that Energy East's financial advisors were preparing a fairness opinion for the benefit of the Energy East board of directors, that its legal advisors were continuing to work on a merger agreement and that the Energy East board of directors would meet on November 9, 1999. Mr. Robinson made arrangements for a telephonic meeting of the Berkshire board of trustees for the afternoon of November 9, 1999.


      On November 9, 1999, Mr. von Schack notified Mr. Robinson that the Energy East board of directors had approved the execution of the proposed form of merger agreement at the final cash consideration proposal of $38.00 per share. Later on November 9, 1999, the Berkshire board of trustees met in a telephonic meeting. At this meeting, the Berkshire board of trustees was updated by senior management regarding the proposed business combination, including potential strategic benefits and potential risks of the transaction, the status of negotiations on, and substantive terms and conditions of, the proposed merger agreement and related employment agreements for four Berkshire executives and the status of Berkshire's due diligence review of Energy East. Representatives of Tucker Anthony presented a general overview of the financial aspects of the transaction, including a presentation on the methodology by which Tucker Anthony had conducted its fairness review. Legal counsel provided advice regarding the Berkshire board of trustees' legal responsibilities and fiduciary duties in considering the proposed transaction and the status of negotiations regarding the merger agreement. Legal counsel also outlined the latest negotiated changes to the proposed forms of merger agreement and employment agreements, which had been previously provided to the trustees. During the meeting, Berkshire's senior management also discussed its strategic conclusions with the board of trustees and identified Energy East as the most likely candidate to enhance value for Berkshire shareholders.

      After these presentations and a question and answer period, Tucker Anthony delivered its fairness opinion to the Berkshire board of trustees to the effect that, as of that date, the proposed consideration to be received in connection with the proposed merger was fair from a financial point of view to the holders of Berkshire shares. After considering and discussing the various presentations at that meeting and at prior meetings, as well as the recommendation of Berkshire's senior management, the Berkshire board of trustees approved, by a unanimous vote, the merger with Energy East and authorized the execution of the merger agreement. Given his position as a director of Energy East, Mr. Gioia did not participate in the telephonic meeting of November 9, 1999 and Mr. Robinson did not participate in the discussions relating to his employment agreement.

      Following the meetings of their respective boards, Berkshire and Energy East executed the merger agreement on the evening of November 9, 1999 and publicly announced the merger the next morning.

      Berkshire's Reasons for the Merger and Recommendation of the Berkshire Board of Trustees

      The Berkshire board of trustees consulted with Berkshire's senior management, Tucker Anthony, Berkshire's financial advisor, and Rich, May, Bilodeau & Flaherty, P.C., Berkshire's legal counsel, in approving the merger and the merger agreement and in determining that the merger is fair to, and in the best interests of, Berkshire shareholders. The Berkshire board of trustees considered a number of factors, including without limitation, the following:

      - its review and analysis of Berkshire's business, financial condition, earnings and prospects, as well as the competitive and changing regulatory environment facing Berkshire;

      - the potential erosion of shareholder value resulting from deregulation and regulatory risks faced by Berkshire, utility industry consolidation and Berkshire's limited growth prospects;

      - historical market prices and trading information with respect to Berkshire shares;

      - a review of the possible alternatives to a sale of Berkshire in its entirety, including the prospects of continuing to operate Berkshire, the value to shareholders of these alternatives, and the timing and likelihood of actually achieving additional value from these alternatives, along with the possibility that Berkshire's future performance might not lead to a share price in the foreseeable future that would have as high a present value as the consideration to be paid in the merger;

      - the fact that the Berkshire senior management had previously contacted a number of other companies over a period of time in a process designed to determine interest in acquiring or merging with Berkshire;

      - the fact that the $38.00 per share consideration to be paid in the merger represented a premium for the Berkshire shares of approximately 48.3% and 50.5%, respectively, to Berkshire's share price one week and four weeks prior to the announcement of the merger;

      - the financial presentations of Tucker Anthony and its opinion to the Berkshire board of trustees dated November 9, 1999 as to the fairness of the merger consideration from a financial point of view to the Berkshire shareholders as described in "The Merger--Opinion of Financial Advisor to the Berkshire Board of Trustees;"

      - the terms of the merger agreement, including the right of the Berkshire board of trustees to terminate the merger agreement prior to its approval by the Berkshire shareholders in certain circumstances where a superior proposal is presented to Berkshire; and

      - the likelihood of completion of the merger, including an assessment that Energy East has the financial capability to acquire Berkshire for the merger consideration, and an assessment of the risks associated with obtaining necessary approvals, regulatory and otherwise. See "The Merger Agreement--Conditions."

      The discussion above of the information and factors that the Berkshire board of trustees considered is not exhaustive. In determining to recommend the approval of the merger agreement, the Berkshire board of trustees also considered that the merger was in the best interests of Berkshire's employees, customers and the communities that Berkshire serves. In view of the wide variety of factors considered, the Berkshire board of trustees did not quantify or assign relative weights to the factors above. Rather, the Berkshire board of trustees based its recommendation on the totality of the information presented to and considered by it.

      The Berkshire board of trustees has determined that the merger is fair to, and in the best interests of, Berkshire shareholders and has approved the merger. The Berkshire board of trustees recommends that Berkshire shareholders vote for approval of the merger agreement.


Opinion of Financial Advisor to the Berkshire Board of Trustees

      On November 9, 1999, the Berkshire board of trustees received Tucker Anthony's oral opinion, which was subsequently followed by a written opinion as of the same date, that, as of that date and subject to the various considerations, assumptions, limitations and qualifications described in the opinion, the merger consideration is fair, from a financial point of view, to the holders of Berkshire shares.

      We urge you to read the actual Tucker Anthony opinion that has been updated to the date hereof. A copy of the updated Tucker Anthony opinion is attached as Appendix B to this proxy statement. The November 9, 1999 opinion is substantially identical to the opinion attached to this proxy statement. The Tucker Anthony opinion does not constitute a recommendation as to how any Berkshire shareholder should vote at the special meeting.

      In arriving at its opinion, Tucker Anthony, among other things:

      * reviewed business and historical financial information related to Berkshire;

      * reviewed financial forecasts and other data provided to Tucker Anthony by Berkshire, particularly projections for fiscal years ending 2000-2003;

      * reviewed the financial terms of transactions involving utilities that are, in the opinion of Tucker Anthony, generally comparable to Berkshire;

      * held discussions with members of the senior management of Berkshire with respect to the business and prospects of Berkshire;

      * reviewed the historical market prices and trading activity for Berkshire shares and compared this information to similar information for certain other companies;

      * performed a discounted cash flow analysis of projected financial data for Berkshire;

      * compared the consideration and other terms of the merger agreement to the terms of other transactions which, in the opinion of Tucker Anthony, are comparable to this transaction;

      * conducted other financial studies, analyses and investigations, and considered other information as Tucker Anthony deemed necessary or appropriate; and

      *     reviewed the merger agreement.

      Tucker Anthony did not independently verify any of the information above and relied, with Berkshire's consent, on the information being materially complete and accurate. Tucker Anthony has not made any independent evaluation or appraisal of any of the assets or liabilities of Berkshire or any of its subsidiaries, and no one has furnished Tucker Anthony with any evaluation or appraisal. Tucker Anthony assumed that the financial forecasts referred to above were reasonably prepared on bases reflecting the best currently available estimates and judgments of Berkshire's senior management as to the future financial performance of Berkshire. Tucker Anthony also assumed that those estimates would be achieved in all material respects in the amounts and at the times stated. Berkshire did not limit Tucker Anthony regarding the procedures to be followed or factors to be considered in rendering its opinion.

      Tucker Anthony's opinion is based on economic, monetary and market conditions existing on November 9, 1999 and the date of this proxy statement. No company, transaction or business used in the analysis described below under "Comparable Company Trading Analysis" and "Comparable Utility Merger and Acquisition Analysis" is identical to Berkshire or the proposed merger. Accordingly, an analysis of the results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using generally comparable acquisition or generally comparable company data. In connection with rendering its opinion, Tucker Anthony considered a variety of valuation methods. The following discussion summarizes those valuation methods but does not purport to be a complete description of the analyses that Tucker Anthony considered.

      Discounted Cash Flow Analysis. Tucker Anthony performed a discounted cash flow valuation based upon projections that the senior management of Berkshire furnished. Utilizing these projections, Tucker Anthony discounted to present value, under assumed discount rates ranging from 10.7% to 11.7%, the free unleveraged cash flows through the year 2003 for Berkshire. Terminal values were determined utilizing multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") of 9.6x to 11.6x. This provided a value range from $32.08 to $43.94 per Berkshire share on a stand-alone basis.

      Comparable Company Trading Analysis. Using publicly available information, Tucker Anthony compared, based upon the consideration of $38.00 per share, multiples of certain financial criteria such as sales, cash flow from operations or EBITDA, operating income or EBIT and book value of common equity, to multiples based upon market trading values at the time for certain other companies which, in Tucker Anthony's judgment, were generally comparable to Berkshire for the purpose of this analysis. The factors Tucker Anthony considered in selecting companies for comparison included size, geographic location, financial condition and scope of business operations. The companies used in the comparison were Connecticut Energy, Corning Natural Gas Corporation, CTG Resources, Eastern Enterprises, EnergyNorth, Inc., Fall River Gas Company, Providence Energy Corporation, Valley Resources, Inc. and Yankee Energy System, Inc. A majority of the companies used in the comparison have announced mergers in the last six months, thus prices used to derive valuation multiples are based one day prior to the respective announcement. Total consideration value (defined as equity consideration value plus long and short-term debt, plus the current call value of preferred stock, less excess cash not required for the business) as a multiple of the indicated statistics for Berkshire's latest 12-month period, compared to the comparable company mean were as follows:

      *     Sales-2.8x compared to 1.6x;
      *     EBITDA-9.4x compared to 9.4x;
      *     EBIT-14.6x compared to 15.2x; and
      *     Book Value-2.3x compared to 2.3x.

The above analysis is a valuation method used by Tucker Anthony to determine if the consideration to be paid to Berkshire is reasonable in relation to current trading values.

      Comparable Utility Merger and Acquisition Analysis. Using publicly available information, Tucker Anthony compared the stock price premiums paid over one week's closing price and the price premiums paid over an unaffected stock price (defined as the closing price four weeks before announcement of a transaction) for certain utility acquisitions to the premium per share value to be paid to Berkshire shareholders. Tucker
Anthony also compared various financial measures of the price paid in comparable transactions (including multiples of sales, EBITDA, EBIT and Book Value) to both the equity and total consideration values to be paid for Berkshire. In selecting comparable transactions, Tucker Anthony utilized its judgment in analyzing acquisitions announced since January 1, 1997 that were of sufficient size, not generally viewed as a merger-of-equals in which a low premium or no premium was paid and which were not subsequently terminated. In total, Tucker Anthony considered eleven acquisitions which it considered comparable. The comparable transactions were:

      *     Valley Resources, Inc. and Southern Union Company,
      *     Providence Energy Corporation and Southern Union Company,
      *     Eastern Enterprises and KeySpan Corporation,
      *     Fall River Gas Company and Southern Union Company,
      *     EnergyNorth, Inc. and Eastern Enterprises,
      *     CTG Resources and Energy East,
      *     Yankee Energy System, Inc. and Northeast Utilities,
      *     Connecticut Energy and Energy East,
      *     Colonial Gas Company and Eastern Enterprises,
      *     Essex County Gas Company and Eastern Enterprises, and
      *     Bay State Gas Company and NIPSCO Industries Inc.

      The consideration to be received by Berkshire shareholders of $38.00 per share represents a premium of 48.3% and 50.5%, respectively, to Berkshire's share price one week and four weeks prior to the announcement. The premiums paid over the price one week prior to announcement ranged from 13.9% to 54.9% with a mean of 37.0% and a median of 33.9%. The premiums paid over the price four weeks prior to announcement, ranged from 19.0% to 75.4% with a mean of 58.4% and a median of 52.1%. Utilizing latest 12-month multiples for Berkshire, Tucker Anthony compared the total consideration value to be received by Berkshire to the figures for comparable transactions. Berkshire's multiples were:

      * for sales-3.0x compared to a high of 2.8x and a low of 1.6x with a mean and median of 2.1x,

      * for EBITDA-10.1x compared to a high of 13.3x and a low of 9.2x with a mean of 10.6x and a median of 10.8x,

      * EBIT-15.9x compared to a high of 19.3x and a low of 12.8x with a mean of 16.3x and a median of 15.8x,

      * for book value-2.6x compared to a high of 3.5x and a low of 2.2x with a mean of 2.6x and a median of 2.7x.

      The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances. Therefore, the opinion and analysis are not readily susceptible to summary description. Accordingly, notwithstanding the separate factors and analyses summarized above, Tucker Anthony believes that its analysis must be considered as a whole and that selecting only portions of its analysis and the factors it considered, without considering all factors and analyses, could create a misleading view of the evaluation process underlying the opinions. Tucker Anthony did not assign any particular weight to any analysis or factor it considered. Rather, Tucker Anthony made qualitative judgments based on its experience in rendering these opinions and on economic, monetary and market conditions then present as to the significance and relevance of each analysis and factor. In its analyses, Tucker Anthony assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond Berkshire's control. Any estimates contained in Tucker Anthony's analyses do not necessarily indicate actual value, which may be significantly more or less favorable than those suggested by such estimates. Estimates of the financial value of companies do not purport to be appraisals or to reflect necessarily the prices at which companies actually may be sold. In rendering its opinion, Tucker Anthony makes no recommendations as to how any Berkshire shareholder should vote on the merger.

      Tucker Anthony is a nationally recognized investment banking firm. As part of its investment banking business, Tucker Anthony is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Berkshire board of trustees selected Tucker Anthony on the basis of the firm's expertise and reputation. Pursuant to the engagement letter between Berkshire and Tucker Anthony, Berkshire paid Tucker Anthony $300,000 upon the rendering of Tucker Anthony's fairness opinion. In addition, Tucker Anthony received a $25,000 payment upon the execution of the engagement letter. Upon consummation of the merger, Tucker Anthony will receive an additional payment of approximately $1.2 million. Berkshire has agreed to indemnify Tucker Anthony against certain liabilities under federal securities laws, relating to or arising out of its engagement. In the ordinary course of business, Tucker Anthony trades the equity securities of Berkshire for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


Effective Time of the Merger

      The merger will become effective when the parties to the merger agreement file a certificate of merger with the Secretary of the Commonwealth of Massachusetts in accordance with the Massachusetts Limited Liability Company Act and Berkshire's declaration of trust. The merger will not become effective before the date of the special meeting. If the merger agreement is approved at the special meeting, the effective time will occur as promptly as possible after satisfaction or waiver of the remaining conditions to the merger contained in the merger agreement, including the receipt of regulatory approvals.

Declaration of Trust and By-Laws

      Berkshire's declaration of trust and by-laws, as in effect immediately prior to the effective time of the merger, will be the declaration of trust and by-laws of the surviving company until they are amended.

Trustees and Officers

      Trustees. After the merger becomes effective, the board of trustees of the surviving company will consist of the current managers of Mountain Merger, who will hold office until their successors are duly elected or appointed and qualified.

      Officers. Once the merger becomes effective, Mr. Robert M. Allessio will be the president and chief executive officer of the surviving company (which will be a subsidiary of Energy East) and of Berkshire Gas. The other initial officers of the surviving company will be the same individuals who hold the officer positions in Mountain Merger immediately prior to the time the merger becomes effective. All officers will hold their positions until their successors are duly elected or appointed and qualified.

Accounting Treatment

      The merger will be accounted for as an acquisition of Berkshire by Energy East under the purchase method of accounting in accordance with generally accepted accounting principles. The amount of goodwill recorded will reflect the excess of the purchase price over the estimated net fair value of the assets and liabilities of Berkshire's utility and nonutility businesses at the time of closing, plus Energy East's estimated transaction costs related to the merger. The assets and liabilities of Berkshire's nonutility subsidiaries will be revalued to fair value, including an allocation of goodwill to such subsidiaries, if appropriate. The remaining goodwill will be allocated to Berkshire Gas and will be recorded as an acquisition adjustment.

Regulatory Approvals

      The parties must comply with regulatory approval requirements before they can complete the merger. Although there can be no guarantee that the parties will obtain the requisite consents or approvals on a timely basis, or at all, we currently believe that the necessary approvals can be obtained in sufficient time to allow the merger to be completed by the end of the second quarter of 2000. If any of the regulatory approvals include conditions or restrictions that would have a material adverse effect on Energy East or Berkshire, either party would have the right to terminate the merger.

      The Public Utility Holding Company Act. Energy East expects that if it completes its acquisition of CMP Group it will have to register with the SEC as a public utility holding company under the Public Utility Holding Company Act of 1935. The Public Utility Holding Company Act imposes restrictions on registered holding companies. Among these restrictions are requirements that the SEC approve certain securities issuances, sales and acquisitions of utility assets or securities of utility companies, and acquisitions of an interest in any other business. A registered holding company is permitted to own one integrated public utility system, as well as additional utility systems, provided the SEC makes some necessary findings, as described below. The Public Utility Holding Company Act also limits the ability of registered holding companies to engage in nonutility ventures and regulates transactions between various affiliates within holding company systems, including the provision of services by holding company affiliates to the system's utilities.

      In connection with the Berkshire merger, Energy East must obtain SEC approval under Section 9(a)(2) of the Public Utility Holding Company Act.
Section 9(a)(2) requires an entity owning, directly or indirectly, 5% or more of the outstanding voting securities of a public utility company to obtain the approval of the SEC prior to acquiring a direct or indirect interest in 5% or more of the voting securities of any additional public utility company. Energy East currently holds in excess of 5% of the voting securities of two public utility companies, NYSEG and CMP Natural Gas, and, in the merger, will be indirectly acquiring Berkshire Gas. Under the applicable standards of the Public Utility Holding Company Act, the SEC must determine whether:

      - the merger would tend towards detrimental interlocking relations or a detrimental concentration of control of public utilities;

      - the consideration to be paid in connection with the merger is reasonable;

      - the merger would unduly complicate the capital structure or be detrimental to the proper functioning of Energy East's holding company system; or

      - the merger would violate applicable state law, or be detrimental to the carrying out of the integration provisions of the Public Utility Holding Company Act.

      Under the integration provisions of the Public Utility Holding Company Act, to approve the merger, the SEC must also find that the merger would serve the public interest because it would tend toward the development of an integrated public utility system (in this case consisting of the gas properties of Energy East, CTG Resources, Connecticut Energy, CMP Group and Berkshire). Section 10(c)(1) of the Public Utility Holding Company Act prevents the SEC from approving an acquisition that "would be detrimental to the carrying out of the provisions of Section 11." Section 11(b)(1) of the Public Utility Holding Company Act generally confines the utility properties of a registered holding company to a "single integrated public-utility system," either gas or electric. An exception to the requirement of a "single system" is provided in Section 11(b)(1)(A) through
(C), the so-called "ABC clauses." Under this exception, a registered holding company may control one or more additional integrated public utility systems if the SEC affirmatively finds that (A) each of these additional systems cannot be operated as an independent system without the loss of substantial economies; (B) all of these additional systems are located in one state, adjoining states, or a contiguous foreign country; and (C) the continued combination of these systems under the control of such holding company is not so large as to impair the advantages of localized management, efficient operation, or the effectiveness of regulation.

      Although there can be no assurance, Energy East believes that the electric utility systems of CMP Group and Energy East will constitute an "integrated" electric utility system and that the SEC will make affirmative findings under the "ABC clauses" that will permit Energy East to retain the gas utility properties of Energy East, Berkshire, Connecticut Energy, CTG Resources and CMP Group as an additional integrated gas utility system. Although Energy East and Berkshire can give no assurance that the necessary SEC approvals will be obtained in a timely manner or at all, Energy East and Berkshire believe that the SEC will approve the merger and make the requisite findings with respect to the acquisition and retention of the combined electric and gas systems in sufficient time to allow the merger to be completed by the end of the second quarter of 2000.

      Hart-Scott-Rodino Antitrust Improvements Act. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, which provide that certain acquisition transactions may not be completed until specified information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. The expiration or earlier termination of the Hart-Scott Act waiting period would not preclude the Antitrust Division or the Federal Trade Commission from challenging the merger on antitrust grounds. Neither Berkshire nor Energy East believes that the merger will violate federal antitrust laws. If the merger is not completed within 12 months after the expiration or earlier termination of the initial Hart-Scott Act waiting period, Berkshire and Energy East would be required to submit new information to the Antitrust Division and the Federal Trade Commission, and a new waiting period would have to expire or be earlier terminated before the merger could be completed.

      Massachusetts Department of Telecommunications and Energy. If a rate plan is filed with the Massachusetts Department of Telecommunications and Energy that is reasonably consistent with the rate plans approved in the context of other Massachusetts utility mergers or in the context of other Energy East mergers to the extent not inconsistent with applicable DTE regulation, it is a condition of the merger that the rate plan be approved by the DTE. The DTE would hold a public hearing and make an investigation of any rate plan in order to determine its propriety. Energy East has not yet determined whether it will require Berkshire Gas to seek DTE approval of a rate plan associated with the merger and, if such a plan is filed, there can be no assurances that the DTE will approve any rate plan submitted.

      Obligations to Obtain Regulatory Approvals. Under the merger agreement, both Energy East and Berkshire have agreed to cooperate and use their best efforts to promptly prepare and file all necessary applications and to use all commercially reasonable efforts to obtain all regulatory and governmental approvals necessary or advisable to complete the merger, including approvals from the Federal Communications Commission.

      Injunctions. Energy East's and Berkshire's obligation to complete the merger is subject to the condition that there be no law, regulation or injunction in effect that would prohibit the completion of the merger.

Effects of the Merger

      As a result of the merger, Berkshire shares will no longer be publicly traded and Energy East will become the sole shareholder of Berkshire. Following the merger, persons who were shareholders of Berkshire immediately prior to the merger will no longer have an opportunity to continue their interests in Berkshire as an ongoing company and therefore will not share in its future earnings and potential growth.

      Trading in the Berkshire shares on NASDAQ will cease immediately as of the time the merger becomes effective. After that time, Berkshire will delist the Berkshire shares from NASDAQ and deregister the shares under the Securities Exchange Act of 1934.

Merger Financing

      In the merger, Energy East expects to pay approximately $96 million in cash consideration to Berkshire shareholders. In addition, in its merger with Connecticut Energy, Energy East expects to pay approximately $218 million in cash consideration to Connecticut Energy shareholders; in its merger with CTG Resources, Energy East expects to pay approximately $195 million in cash consideration to CTG Resources shareholders; and in its merger with CMP Group, Energy East expects to pay approximately $957 million in cash consideration to CMP Group shareholders. Energy East expects to issue long-term debt prior to the completion of the CMP Group, CTG Resources and Berkshire merger transactions. The proceeds from the debt issuance, along with the proceeds from the sale of its generation assets and internally generated funds, will be used to help fund the cash portion of the consideration in the merger transactions and to help fund Energy East's ongoing share repurchase program.

Interests of Certain Persons in the Merger

      In considering the recommendation of the Berkshire board of trustees to approve the merger, Berkshire shareholders should be aware that members of the Berkshire board of trustees and Berkshire senior management will receive benefits as a result of the merger that will be in addition to or different from the benefits that Berkshire shareholders receive generally. In addition, Mr. Gioia serves on the board of trustees of Berkshire as well as the board of directors of Energy East. The members of the Berkshire board of trustees knew about these additional interests and considered them when they approved the merger.

      Advisory Board. Under the merger agreement, the present trustees of Berkshire will continue as members of an advisory board of the surviving company. The members of the advisory board will provide advice to the board of trustees of the surviving company on various matters. The members will receive remuneration for their services equivalent to the remuneration currently provided to non-employee trustees of Berkshire. Additionally, on the effective date of the merger, in accordance with the terms of the Retirement Plan for Directors dated September 1, 1993, as amended, each of the trustees of Berkshire will become fully vested under such plan and eligible for an annual payment for a ten-year period of an amount equal to the base annual trustee retainer, currently $10,000.

      Indemnification and Insurance. Under the merger agreement, Energy East and the surviving company have agreed to indemnify, after the effective time of the merger, each individual who has ever been an officer, trustee, director or employee of Berkshire or any of its subsidiaries.
This indemnification will cover all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, liabilities or amounts paid in settlement (if Energy East gives its written consent to the settlement) arising out of actions or omissions occurring at or prior to the effective time of the merger that are at least in part based on:

      - the fact that such individual served as a director, trustee, officer or employee of Berkshire or one of its subsidiaries, or

      -     the transactions contemplated by the merger agreement.

These rights to indemnification will continue for at least six years after the effective time of the merger.

      In addition, for six years after the effective time of the merger, Energy East will either (1) maintain liability insurance policies for the benefit of those trustees, directors and officers of Berkshire and its subsidiaries who were covered as of November 9, 1999 or (2) provide tail coverage for those trustees, directors and officers. In either case, the terms of the coverage will be at least as favorable as the terms of the policies in effect as of November 9, 1999. Energy East will not, however, be required to expend in any year more than 200% of the annual aggregate premiums that Berkshire was paying for that insurance on November 9, 1999.

      Amended Employment Agreement. Mr. Robinson has entered into an amendment to his employment agreement which will become effective upon completion of the merger. The merger will be deemed a change of control and, at the effective time of the merger, Mr. Robinson will retire as president and chief executive officer and Berkshire Gas will pay Mr. Robinson three times his total annual cash compensation, determined by adding (1) his then current annual salary at the time of the merger and (2) his cash bonus for the most recent year preceding the merger. It is anticipated that such payment would be subject to certain excise tax and, therefore, such payment would be "grossed-up" to cover such excise tax and any additional income taxes on the excise tax restoration amount. This grossed-up cash payment is currently estimated to be $1,539,036. Berkshire Gas will continue to offer Mr. Robinson all medical, dental and disability benefits at the same cost to him as in effect prior to the merger through December 31, 2001. Additionally, Mr. Robinson will retain his current benefits under the Berkshire Gas Executive Retiree Health Plan for the remainder of his retirement. At the effective time of the merger, Mr. Robinson will be deemed to have reached his normal retirement date, and be entitled to all benefits payable under the Berkshire Gas Supplemental Executive Retirement Plan to executives retiring at their normal retirement date. Mr. Robinson will continue to receive his annual cash compensation for twelve (12) months after the effective time of the merger in consideration of (1) Mr. Robinson's agreement to provide consulting services to Energy East, Berkshire or Berkshire Gas during such period and
(2) Mr. Robinson's agreement not to provide services to any competitor in the primary lines of business of Energy East or any of its subsidiaries in the northeastern United States for a period of two years following the effective time of the merger. If Mr. Robinson's employment terminates for any reason at any time before completion of the merger, such amendment will be null and void.

      New Employment Agreements. Energy East and Berkshire have entered into employment agreements with Robert M. Allessio, Michael J. Marrone and Cheryl M. Clark, officers of Berkshire and Berkshire Gas. The term of each employment agreement is three years, beginning on the effective date of the merger, and is automatically extended each month unless Energy East, Berkshire or the employee gives written notice that the agreement will not be extended. These agreements will become effective upon completion of the merger and will terminate the severance agreements currently in place between Berkshire Gas and each of Mr. Allessio, Mr. Marrone and Ms. Clark.

      Under each of Mr. Allessio's, Mr. Marrone's and Ms. Clark's employment agreements, the employee will participate in all incentive compensation, fringe benefits and compensation plans on the same basis as other Energy East and Berkshire executives and key management employees. They will also be entitled to certain disability benefits. Under each agreement, Energy East, Berkshire or the employee may terminate the employee's employment at any time. If Energy East or Berkshire terminates the employee's employment other than for cause or disability or if the employee terminates his or her employment for good reason, the employee will receive:

      - payments of base salary at the rate in effect at the time of termination for the remainder of the term of the employment agreement;

      - incentive compensation for the remainder of the term of the employment agreement, calculated on the basis of the value of short-term incentive compensation paid to the employee in the most recently completed fiscal year and the value of any long-term incentive compensation awards determined based on the projected target value of the awards;

      - continuation of all employee welfare benefits for the remainder of the term of the employment agreement;

      -     payment of outplacement services up to $10,000; and

      - a lump sum payment equal to the value of the fringe benefits that the employee would have received through the term of the employment agreement.

If the employee's employment is terminated for any reason, then the employee is entitled to normal, post-termination compensation and benefits (other than severance compensation and benefits) as such payments become due and any unreimbursed expenses. Each of the agreements also provides for a "gross-up" payment to the employee if any payment, benefit or distribution to the employee is subject to excise tax under Section 4999 of the Internal Revenue Code.

      We estimate that, if the merger occurred on June 1, 2000 and Mr. Allessio's employment was immediately terminated by Energy East or Berkshire other than for cause or disability or if Mr. Allessio terminated his employment for good reason, he would receive cash severance payments and gross-up payments pursuant to his new employment agreement of approximately $1,147,896. We estimate that under similar circumstances Mr. Marrone would receive approximately $938,506 and Ms. Clark would receive approximately $430,053.

      In addition, the employment agreements contain the following provisions specific to each employee:

      Mr. Allessio. Under the terms of his employment agreement, Mr. Allessio will become the president and chief executive officer of Berkshire and Berkshire Gas. Mr. Allessio's base salary will be $193,150 and may be increased by the Energy East board of directors. Mr. Allessio will continue participating in the Berkshire Gas Supplemental Executive Retirement Plan.

      Mr. Marrone. Under the terms of his employment agreement, Mr. Marrone will be the vice president, treasurer and chief financial officer of Berkshire Gas. Mr. Marrone's base salary will be $140,000 and may be increased by the Energy East board of directors. Mr. Marrone will continue participating in the Berkshire Gas Supplemental Executive Retirement Plan.

      Ms. Clark. Ms. Clark will be the clerk of Berkshire Gas and her base salary will be $69,600, which may be increased by the Energy East board of directors. Ms. Clark will retain her current benefits under the Berkshire Gas Executive Retiree Health Plan, which provides medical, dental and vision care to participants during their retirement.

      Existing Employment and Severance Agreements. Mr. Robinson's current employment agreement with Berkshire Gas provides that if, after a change in control, Mr. Robinson's employment is terminated without cause or if he resigns within 90 days of such change in control, then Berkshire Gas will pay him three times his annual cash compensation. Messrs. Allessio and Marrone and Ms. Clark currently have severance agreements with Berkshire Gas that provide that if, within twenty-four (24) months after a change of control such employee is discharged without cause or resigns for good reason, Berkshire Gas will pay the employee, on a monthly basis, a severance benefit in an amount equal to one thirtieth (1/30th) of 250% of his or her then current annual salary plus prior year's cash bonus, payable monthly for a period of thirty (30) months. Berkshire shareholder approval of the merger would constitute a change of control as it is defined in these agreements. All of these agreements provide for a "gross-up" payment to cover excise tax and any additional income taxes on the excise tax restoration amount.

      The new employment agreements and the amendment to Mr. Robinson's employment agreement, described above, which replace and terminate the current severance agreements and amend Mr. Robinson's employment agreement, do not begin until the effective time of the merger. Thus, Messrs. Robinson, Allessio and Marrone and Ms. Clark may be entitled to the change of control benefits provided for in their current agreements if their employment terminates after Berkshire shareholders approve the merger but before the effective time of the merger. The rights of Messrs. Allessio and Marrone and Ms. Clark will be governed by their new employment agreements if a termination occurs after the effective time of the merger.

      We estimate that, if shareholder approval of the merger occurred on January 1, 2000 and the employment of Messrs. Robinson, Allessio and Marrone and Ms. Clark immediately terminated as described above, they would receive cash severance payments and gross-up payments upon termination pursuant to their current employment agreement and severance agreements totaling approximately $1,539,036, $769,579, $543,640 and $186,500, respectively

Material Federal Income Tax Consequences of the Merger

      The following discussion is a summary of the material United States federal income tax consequences of the merger applicable to Berkshire shareholders. This discussion is based upon the provisions of the Internal Revenue Code, current and proposed United States Treasury Regulations, judicial authority, and administrative rulings. Legislative, judicial and administrative rules and interpretations are subject to change at any time, possibly on a retroactive basis, and the following statements and conclusions are therefore subject to change. It is assumed that the Berkshire shares are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Berkshire shareholder in light of that shareholder's individual circumstances, and does not apply to Berkshire shareholders:

      -     who are subject to special treatment under the United
            States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals);

      - who hold Berkshire shares as part of a hedging, "straddle," conversion, constructive sale or other integrated transaction; or

      - who acquired their Berkshire shares through compensation arrangements.

      In addition, the discussion does not address the consequences of any foreign, state or local tax laws or the consequences of any federal laws other than those pertaining to the federal income tax.

      The receipt of the merger consideration will be a taxable transaction. In general, a holder of Berkshire shares will recognize gain or loss equal to the difference between

      -     the amount of cash received, and

      - the holder's adjusted tax basis in Berkshire shares converted in the merger.

      Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be short-term capital gain or loss if, at the effective time of the merger, the Berkshire shares so converted were held for one year or less. If the shares were held for more than one year, the capital gain or loss will be long-term capital gain or loss, subject (in the case of holders who are individuals) to tax at a maximum United States federal income tax rate of 20%. Limitations may apply to the deductibility of any capital losses recognized on the disposition of Berkshire shares.

      Under the United States federal income tax backup withholding rules, unless an exemption applies, Energy East is required to and will withhold 31% of all payments to which a Berkshire shareholder or other payee is entitled in the merger or otherwise, unless the payee provides a taxpayer identification number (a social security number, in the case of an individual, or an employer identification number, in the case of other shareholders), and certifies under penalties of perjury that the number is correct. Each Berkshire shareholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal sent separately to the shareholder and return it to the paying agent (or other agent) to provide the certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other applicable agent). The exemptions provide that certain Berkshire shareholders (including, among others, all corporations) are not subject to backup withholding. Any amounts withheld will be allowed as a credit against the holder's United States federal income tax liability for the year, provided that the required information is furnished to the Internal Revenue Service.

      You should consult your own tax advisors to determine the United States federal, state and local and foreign tax consequences of the merger to you in light of your own particular circumstances.

                     NO DISSENTERS' RIGHTS OF APPRAISAL

      Holders of Berkshire shares are not entitled to dissenters' rights under Berkshire's declaration of trust or Massachusetts law.

                            THE MERGER AGREEMENT

      The following description of the merger agreement is only a summary. We urge you to read the actual merger agreement, a copy of which is attached as Appendix A to this proxy statement.

General

      The merger agreement provides that Mountain Merger, a subsidiary of Energy East, will merge with and into Berkshire. Berkshire will survive the merger as a wholly-owned subsidiary of Energy East. The closing of the merger will occur on the second business day immediately following the date upon which all conditions to the merger have been satisfied or waived, or at such other time as the parties agree. At the closing of the merger, the parties will deliver a Certificate of Merger to the Secretary of the Commonwealth of Massachusetts for filing in accordance with the Massachusetts Limited Liability Company Act and the Berkshire declaration of trust. The merger will become effective upon the filing of this certificate or at such later time as may be set forth in the certificate. We currently expect that the closing of the merger will take place by the end of the second quarter of 2000.

Corporate Governance Matters

      Trustees. After the merger becomes effective, the board of trustees of the surviving company will consist of the current managers of Mountain Merger who will hold office until their successors are duly elected or appointed and qualified.

      Officers. Once the merger becomes effective, Mr. Allessio, the vice president of Berkshire, will be the president and chief executive officer of the surviving company (which will be a subsidiary of Energy East) and of Berkshire Gas. The other officers of the surviving company will be the same individuals who hold the officer positions of Mountain Merger immediately prior to the effective time of the merger. All officers will hold their positions until their successors are duly elected or appointed and qualified.

Conversion of Berkshire Shares

      Merger Consideration. At the effective time of the merger, all outstanding Berkshire shares will be converted into the right to receive the merger consideration of $38.00 in cash, without interest, per share.

      Paying Agent. Energy East will deposit with a paying agent cash payable in exchange for outstanding Berkshire shares.

      Exchange and Payment Procedures. As soon as practicable after the effective time of the merger, the paying agent will mail to each record holder of a certificate representing Berkshire shares that have been converted into the right to receive the merger consideration:

      - a letter of transmittal for use in submitting share certificates to the paying agent; and

      - instructions explaining what the shareholders must do to effect the surrender of the Berkshire share certificates and receive the merger consideration.

      After a shareholder submits his share certificates, a letter of transmittal and other documents that may be required, the shareholder will have the right to receive cash. The merger consideration may be delivered to someone who is not listed in Berkshire's transfer records if he presents a Berkshire share certificate to the paying agent along with all documents required to evidence that a transfer of the certificate has been made to him and any applicable transfer taxes have been paid. Until surrender, each certificate will be deemed at any time after the effective time of the merger to represent only the right to receive the merger consideration upon surrender.

      You should not forward certificates to the paying agent, Energy East or Berkshire until you have received a letter of transmittal. You should not return certificates with the enclosed proxy.

Representations and Warranties

      In the merger agreement, Berkshire and Energy East make representations and warranties about themselves and their businesses, including the following:

by Berkshire as to:

      - its proper organization, good standing and qualification to do business in various states;

      - validity of its subsidiaries' stock and the ownership rights of Berkshire;

      -     capital structure;

      - authority to enter into and enforceability of the merger agreement;

      - filing of all required reports and financial statements and the accuracy of information used in their preparation;

      -     absence of certain adverse changes or events;

      -     litigation;

      -     accuracy of information used in this proxy statement;

      -     tax matters;

      -     employee matters and the Employee Retirement Income Security
            Act of 1974;

      -     environmental compliance and liability;

      -     regulation as a utility;

      -     shareholder vote required;

      -     opinion of financial advisor;

      -     lack of ownership of Energy East shares; and

      -     non-applicability of takeover laws;

and by Energy East as to:

      - its proper organization, good standing and qualification to do business in various states;

      - application of the Public Utility Holding Company Act to Energy East and its subsidiaries;

      -     capital structure;

      - authority to enter into and enforceability of the merger agreement;

      -     accuracy of information used in this proxy statement; and

      -     availability of funds for payment of the merger consideration.

The representations and warranties made by the parties to the merger agreement will not survive the merger, but they form the basis of conditions to the obligations of Energy East and Berkshire.

Covenants

      Mutual Covenants. Under the merger agreement, the parties have agreed that, during the period from the date of the merger agreement until the effective time of the merger, except as otherwise permitted in the merger agreement or by written consent of the parties, they will comply with the following covenants:

      - they and their subsidiaries will not amend their declaration of trust, certificates of incorporation, by-laws or other organizational documents, or take or fail to take any other action, in such a way that would reasonably be expected to prevent, materially impede or interfere with the merger;

      - they will confer on a regular and frequent basis with representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of their ongoing operations; promptly notify the other party of any significant changes in their business, properties, assets, condition, results of operations or prospects; advise the other party of any change or event that has had or is reasonably likely to result in a material adverse effect on them; and promptly provide the other party with copies of all filings with governmental authorities in connection with the merger agreement;

      - they and their subsidiaries will use all commercially reasonable efforts to obtain all necessary consents to complete the merger, promptly notify the other party of any failure or prospective failure to obtain these consents, and, if requested by the other party, will provide copies of all the consents that have been obtained;

      - they and their subsidiaries will not willfully take any action that is reasonably likely to result in a material breach of the merger agreement or in any of their representations and warranties being untrue on and as of the closing date of the merger; and

      - they will take all necessary steps within their control to exempt the merger from, or, if necessary, challenge the validity or applicability of, any applicable takeover law.

      Covenants of Energy East. Except as provided in the disclosure schedules to the merger agreement, Energy East has agreed that neither it nor any of its subsidiaries will enter into a transaction that would require a governmental filing or consent that would reasonably be expected to prevent or delay materially the effective time of the merger beyond May 9, 2001.

      Covenants of Berkshire. Berkshire has agreed that, until the effective time of the merger or the termination of the merger agreement (except as disclosed in the schedules to the merger agreement), Berkshire and its subsidiaries will:

      -     carry on their businesses in the ordinary course;

      - preserve intact their business organizations and relationships with customers, suppliers and others having business dealings with them, keep available the services of their present officers and employees as a group (subject to prudent management of workforce needs and ongoing programs currently in force), maintain properties and assets in good repair, and maintain supplies and inventories in quantities consistent with past practice;

      - abide by certain customary restrictions on the conduct of their businesses regarding: (1) dividends, (2) stock splits and issuances of Berkshire shares, (3) redemptions of Berkshire shares, (4) substantial equity and asset acquisitions and dispositions, (5) capital expenditures, (6) indebtedness, (7) employee benefit plans and other employment arrangements, (8) tax and accounting matters, (9) discharge of liabilities, (10) amending, terminating and renewing material contracts and (11) insurance; and (12) activities that would cause a change in their status under the Public Utility Holding Company Act;

      - use reasonable efforts to maintain in effect all existing governmental permits pursuant to which they operate; and

      - ensure that the merger will not result in the grant of any rights to any person under any material agreement (other than the employment and severance agreements disclosed in the schedules to the merger agreement).

No Solicitation of Alternative Proposals

      Berkshire has also agreed to certain restrictions concerning "Alternative Proposals," which are defined in the merger agreement as mergers, acquisitions, consolidations or similar transactions between third parties and Berkshire or its subsidiaries, or any third-party proposals or offers to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of Berkshire or any of its subsidiaries.

      Specifically, Berkshire has agreed that:

      - neither it nor its subsidiaries will encourage, initiate, solicit or take any other action to facilitate knowingly any inquiries, proposals or offers that constitute or may reasonably be expected to lead to an Alternative Proposal from any person;

      - neither it nor its subsidiaries will engage in any discussion or negotiations concerning, or provide any nonpublic information or data to make or implement, an Alternative Proposal;

      - it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted with a view of formulating an Alternative Proposal; and

      - it will notify Energy East of any of these inquiries, offers or proposals within one business day of their receipt, it will keep Energy East informed of their status, and it will give Energy East 48 hours' advance notice of its intent to enter into any agreement or to commence providing information to any person making the inquiry, offer or proposal.

      Nonetheless, Berkshire may take the following steps:

      - at any time before the Berkshire shareholders vote to approve the merger agreement, Berkshire may engage in discussions or negotiations with a third party that seeks to initiate such discussions or negotiations, and may furnish such third party information concerning Berkshire and its business, properties and assets, but only if it complies with the following requirements:

            - the Berkshire board of trustees concludes that the third party has made an Alternative Proposal that is financially superior to the merger and has demonstrated that any necessary financing has been obtained or, in the reasonable judgment of Berkshire's financial advisor, is obtainable, and the Berkshire board of trustees concludes in good faith, after consultation with its financial advisor and based upon the advice of outside counsel and other relevant matters, that failure to take the above-mentioned steps would likely result in a breach of its fiduciary duties under applicable law; and

            - before Berkshire provides information to, or enters into discussions or negotiations with, the third party, Berkshire (1) promptly notifies Energy East that it intends to furnish information to, or intends to enter into discussions with, that third party; (2) provides Energy East a reasonable opportunity to respond to the Alternative Proposal; and (3) receives from the third party an executed confidentiality agreement;

            - Berkshire may comply with Rule 14e-2 under the Securities Exchange Act of 1934 regulating tender or exchange offers; or

            - Berkshire may accept an Alternative Proposal from a third party, provided that it first terminates the merger agreement with Energy East.

Additional Agreements

      In addition to the covenants above, the parties have also agreed on the following matters.

      Access to Information. Upon reasonable notice and during normal business hours until the effective time of the merger, each party will provide the other party reasonable access to all of its properties, books, contracts, commitments and records. In addition, the parties will provide to each other (1) access to all reports, schedules and other documents that they or their subsidiaries filed or received under federal or state securities laws or filed with or sent to the SEC, the Federal Energy Regulatory Commission, the Department of Justice, the Federal Trade Commission, or any other U.S. federal or state regulatory agency or commission, and (2) access to all information concerning themselves, their subsidiaries, trustees, directors, officers and shareholders, and other matters that the other party may reasonably request in connection with any filings, applications, or approvals required under the merger agreement. Each party will hold in strict confidence all information furnished to it in connection with the merger.

      Regulatory Matters. Berkshire and Energy East will cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain required governmental consents by May 9, 2001.

      Proxy Statement. Berkshire has agreed to prepare this proxy statement, file it with the SEC and use all reasonable efforts to have it cleared by the SEC.

      Shareholder Approval. Berkshire will take all steps necessary to hold the special meeting to obtain the necessary two-thirds vote to approve the merger. Subject to their fiduciary duties, the Berkshire board of trustees will recommend to the shareholders the approval of the merger agreement.

      Indemnification of Directors, Trustees and Officers. To the extent these individuals are not otherwise indemnified, Energy East and the surviving company have agreed to indemnify, after the effective time of the Merger, each individual who has ever been an officer, director, trustee or employee of Berkshire or any of its subsidiaries. This indemnification will cover all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, liabilities or amounts paid in settlement (if Energy East gives written consent to the settlement) arising out of actions or omissions occurring at or before the effective time of the merger that are at least in part (1) based on the fact that such individual served as a trustee, director, officer or employee of Berkshire or one of its subsidiaries or (2) based on the transactions contemplated by the merger agreement. Energy East will advance to the indemnified party, upon request, reimbursement of documented expenses reasonably incurred. Independent counsel mutually acceptable to Energy East and the indemnified individual will make all necessary determinations to decide whether an indemnified individual's conduct complies with the standards for indemnification established by Massachusetts law, the governing declaration of trust or certificate of incorporation or by-laws. These rights to indemnification will continue for at least six years after the effective time of the merger.

      Insurance. For six years after the effective time of the merger, Energy East will either (1) maintain liability insurance policies for the benefit of those trustees, directors and officers of Berkshire and its subsidiaries who were covered as of November 9, 1999, or (2) provide tail coverage for those directors and officers. In either case, the terms of the coverage will be at least as favorable as the terms of the policies in effect as of November 9, 1999. Energy East will not, however, be required to expend in any year more than 200% of the annual aggregate premiums that Berkshire was paying for that insurance on November 9, 1999.

      Public Announcements. Subject to their legal obligations to disclose information, Berkshire and Energy East will cooperate with each other in the development and distribution of all news releases and other public information disclosures about the merger agreement and the merger. In addition, they will not issue any public announcement or statement without the consent of the other party (which consent cannot be withheld unreasonably).

      Employee Agreements. Except as provided below, Energy East and its subsidiaries will honor, without modification, all existing contracts, agreements and commitments of Berkshire that were entered into before November 9, 1999, and apply to current or former employees, directors or trustees of Berkshire. Energy East and Berkshire intend to continue their present strategy of achieving workforce reductions through attrition, instead of through involuntary layoffs. If any reductions in workforce become necessary in the future, they will be made on a fair and equitable basis, giving consideration to previous work history, job experience, qualifications and business needs without regard to whether employment before the merger was with Berkshire or its subsidiaries or Energy East or its subsidiaries. Any employees whose employment is terminated or whose jobs are eliminated will have a right to participate, on a fair and equitable basis, in the job opportunity and employment placement programs offered by Energy East, the surviving company or any of its subsidiaries. Any workforce reductions carried out after the effective time of the merger will be done in accordance with all applicable collective bargaining agreements and all relevant laws and regulations, including the Worker Adjustment and Retraining Notification Act and any similar U.S. federal, state or local law.

      Employee Benefit Plans. For at least 18 months after the merger becomes effective, Energy East must provide all employees of Berkshire and its subsidiaries who are covered by benefit plans and who are not covered by collective bargaining agreements with benefits that are at least as favorable as the benefits they receive immediately before the merger. Further, all employees of Berkshire and its subsidiaries who are covered by benefit plans and who are not covered by collective bargaining agreements will receive credit, for all purposes other than benefit accrual, for their service with Berkshire or any of its subsidiaries.

      Expenses. Except for those expenses incurred in connection with the printing and filing of this proxy statement (which expenses are being shared equally by Berkshire and Energy East) and except as described under "The Merger Agreement--Termination, Amendment and Waiver," both parties will pay their own costs and expenses incurred in connection with the merger.

      Further Assurances. Each party and its subsidiaries will execute all additional documents and instruments and take all other actions that the other party may reasonably request in order to complete the merger.

      Corporate Offices. After the effective time of the merger, the corporate headquarters of the surviving company will be located in Pittsfield, Massachusetts.

      Community Involvement. After the effective time of the merger, Energy East or the surviving company will make annual charitable contributions in an aggregate of $200,000 to charities serving the communities that the surviving company serves, and otherwise maintain a substantial level of involvement in community activities in the Commonwealth of Massachusetts and the States of New York and Vermont that is at least as high as the level of community development and related activities currently carried on by Berkshire.

      Employment Agreements. Energy East and Berkshire have entered into employment agreements with Mr. Robert M. Allessio, Mr. Michael J. Marrone and Ms. Cheryl M. Clark. These agreements will become effective upon completion of the merger. Berkshire Gas, a subsidiary of Berkshire, has entered into an amendment of its employment agreement with Mr. Scott S. Robinson, which will become effective upon completion of the merger.

      Advisory Board. The surviving company will set up an advisory board comprised of the individuals who were trustees of Berkshire immediately before the effective time of the merger. The advisory board will meet at least quarterly and will provide advice to the surviving company board of trustees as requested. The members of the advisory board, who will serve at the discretion of the surviving company, will receive remuneration for their services equivalent to that currently provided to non-employee trustees of Berkshire.

Conditions

      Mutual Conditions. The obligations of Berkshire, Energy East and Mountain Merger to complete the merger are subject to satisfaction of the following conditions:

      - Berkshire shareholders must have approved the merger agreement and the merger;

      - The absence of any temporary restraining order or injunction by any U.S. federal or state court that prevents completion of the merger, and the absence of any U.S. federal or state law or regulation prohibiting the merger; and

      - Berkshire and Energy East must have obtained the requisite regulatory approvals and all applicable waiting periods must have expired or been terminated.

      In addition, no governmental authority may have imposed terms or conditions that would have a material adverse effect on either Berkshire or Energy East. The parties have agreed that a requirement under the Public Utility Holding Company Act that Energy East divest its ownership, or not consummate the acquisition, of certain companies and subsidiaries, including NYSEG, Connecticut Energy, CTG Resources or CMP Group, would constitute a term or condition having a material adverse effect.

      Conditions to Obligations of Energy East. The obligations of Energy East to complete the merger are contingent on the satisfaction by Berkshire, or waiver by Energy East, of the following conditions:

      - Berkshire must have performed in all material respects the agreements and covenants required by the merger agreement.

      - The representations and warranties of Berkshire contained in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), unless any inaccuracy of the representations and warranties would not reasonably be expected to have a material adverse effect on Berkshire.

      - Berkshire must have provided Energy East with a certificate, dated the closing date of the merger, signed by Berkshire's chief financial officer regarding satisfaction of the two preceding conditions.

      - Berkshire has not suffered a material adverse effect, and there is no fact or circumstance, unless it was disclosed in the schedules to the merger agreement or in Berkshire's public documents prior to November 9, 1999, that is reasonably likely to have a material adverse effect on Berkshire.

      - Berkshire must have obtained the requisite third-party consents, unless the failure to obtain those consents would not have a material adverse effect on Berkshire.

      Conditions to Obligations of Berkshire. The obligations of Berkshire to complete the merger are contingent on the satisfaction by Energy East, or waiver by Berkshire, of the following conditions:

      - Energy East must have performed in all material respects the agreements and covenants required by the merger agreement.

      - The representations and warranties of Energy East contained in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), unless any inaccuracy of the representations and warranties would not reasonably be expected to have a material adverse effect on Energy East.

      - Energy East must have provided Berkshire with a certificate, dated the closing date of the merger, signed by Energy East's executive vice president and general counsel regarding satisfaction of the two preceding conditions.

      - Energy East must have obtained the requisite third-party consents, unless the failure to obtain those consents would not have a material adverse effect on Energy East.

Termination, Amendment and Waiver

      Termination. The merger agreement may be terminated at any time before the effective time of the merger, even after the Berkshire shareholders have already approved it (unless otherwise noted below):

      - by mutual written consent of the Berkshire board of trustees and the Energy East board of directors;

      - by either Berkshire or Energy East if they have not completed the merger by November 9, 2000 (or May 9, 2001, if the only barrier to completing the merger is the inability to obtain the requisite governmental approvals), so long as the delay has not been caused by a failure of the party seeking termination to fulfill its obligations under the merger agreement;

      - by either Berkshire or Energy East if the Berkshire shareholders have not approved the merger agreement by November 9, 2000;

      - by either Berkshire or Energy East if any state or federal law prohibits the merger (this determination must be supported by the written opinion of outside counsel) or if any state or federal court of competent jurisdiction issues a final and non-appealable decision that permanently enjoins the merger;


      - by Berkshire, before its shareholders approve the merger agreement, if Berkshire is not in breach of the merger agreement and, as a result of an Alternative Proposal, the Berkshire board of trustees determines in good faith that:

            - the Alternative Proposal is financially superior to the merger and the third party making the Alternative Proposal has obtained or, in the reasonable judgment of Berkshire's financial advisor, can obtain the necessary financing; and

            - after consultation with its financial advisor and based upon the advice of outside counsel and other relevant matters, that failure to do so would likely result in a breach of its fiduciary duties under applicable law;

            provided that before Berkshire may terminate the merger agreement:

            - Berkshire must give Energy East five days' prior notice of its intent to accept the alternative acquisition proposal; and

            - Berkshire and its financial and legal advisors must give Energy East a reasonable opportunity during this five-day period to make any adjustments in the terms of the merger agreement that would allow Berkshire to proceed with the Merger, and must negotiate with Energy East towards adjusting the merger agreement so as to enable the Merger to proceed;


      -     by Berkshire if:

            - Energy East has breached any of its representations or warranties in the merger agreement which would be reasonably likely to result in a material adverse effect on Energy East, or Energy East has breached any covenant in the merger agreement, and Energy East does not cure any such breach within 20 days of receiving written notice of such breach from Berkshire; or

      -     by Energy East if:

            - Berkshire has breached any of its representations or warranties in the merger agreement which would be reasonably likely to result in a material adverse effect on Berkshire, or Berkshire has breached any covenant in the merger agreement, and Berkshire does not cure any such breach within 20 days of receiving written notice of such breach from Energy East; or

            -     the Berkshire board of trustees or any committee thereof
                  (1) withdraws or modifies in any manner adverse to Energy East its approval or recommendation of the merger agreement or the merger, (2) fails to reaffirm its approval or recommendation upon Energy East's request within two days of that request, (3) approves or recommends any acquisition of Berkshire or a material portion of its assets or any tender offer for the shares of capital stock of Berkshire by someone other than Energy East or any of its affiliates, or (4) resolves to take any of these actions.


            - Energy East reasonably believes that (1) the merger will delay the grant of any regulatory approval of its proposed transactions with Connecticut Energy, CTG Resources or CMP Group or (2) any such regulatory approval, if given, will be unduly burdensome to Energy East.


      Effect of Termination. Berkshire and Energy East have agreed that, if either of them terminates the merger agreement for any reason outlined above, the merger agreement -- except for the provisions concerning expenses, termination fees, confidentiality of information subject to the terms of a confidentiality agreement, waiver of a jury trial and certain damages and enforcement of the agreement -- will become void and have no effect, without any liability on the part of any party, their officers, their trustees or their directors. Nonetheless, if either party materially breaches any provision of the merger agreement and the other party consequently terminates the agreement, then the breaching party will have to pay the other party an amount in cash equal to all documented out-of-pocket expenses and fees incurred by the other party not in excess of $2 million. However, if the breach is willful, the merger agreement does not limit the amount of damages that the non-breaching party may seek.


      Energy East must pay Berkshire a termination fee of $4 million if Energy East terminates the merger agreement because it reasonably believes that (1) the merger will delay the grant of any regulatory approval of its proposed transactions with Connecticut Energy, CTG Resources or CMP Group or (2) any such regulatory approval, if given, will be unduly burdensome to Energy East.


      Berkshire must pay Energy East a termination fee of $4 million plus fees and expenses up to $2 million if the merger agreement is terminated for any of the following reasons:

      - the Berkshire board of trustees decides to pursue an Alternative Proposal;

      - Berkshire shareholders fail to approve the merger by November 9, 2000, but only if there was an Alternative Proposal outstanding at the time of the special meeting and if, within two years of such termination, Berkshire enters into a definitive agreement to complete or actually does complete an Alternative Proposal; or

      - the Berkshire board of trustees withdraws, modifies, or fails to affirm its approval or recommendation to Berkshire shareholders, but only if there was an Alternative Proposal outstanding at the time of the termination and if, within two years of such termination, Berkshire enters into a definitive agreement to complete or actually does complete an Alternative Proposal.

      Amendment. The parties' boards of directors or trustees or managers, as the case may be, may amend the merger agreement at any time before the effective time of the merger, whether or not the Berkshire shareholders have already approved the agreement. After Berkshire shareholder approval, however, no such amendment can (1) alter or change the amount of the merger consideration or (2) change any of the terms and conditions of the merger agreement if any of the changes would materially adversely affect the rights of Berkshire shareholders (except for changes that could otherwise be adopted by the Berkshire board of trustees without the further approval of the Berkshire shareholders).

      Waiver. At any time before the effective time of the merger, to the extent permitted by applicable law, the parties may extend the time for the performance of any of the obligations or other acts required by the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement, and waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                        SHARE OWNERSHIP OF MANAGEMENT
                        AND CERTAIN BENEFICIAL OWNERS


      The following table sets forth information concerning the beneficial ownership of Berkshire shares as of January 7, 2000 by each trustee and executive officer of Berkshire. The total number of Berkshire shares beneficially owned as of January 7, 2000 by all trustees and executive officers as a group is also listed.


      As used in this proxy statement, "beneficial ownership" means direct or indirect, sole or shared power to vote, or to direct the voting of, and/or investment power to dispose of, or to direct the disposition of Berkshire shares. Except as indicated in the footnotes below, the listed beneficial owners held direct and sole voting and investment power with respect to the stated shares.


      As of January 7, 2000 there were 2,523,479 Berkshire shares outstanding.

                                                      Percentage of
                            Shares of Beneficial         Shares
                            Interest Owned as of    Outstanding as of
Name of Beneficial Owner      January 7, 2000      January 7, 2000
------------------------    --------------------    -----------------


Robert M. Allessio                    665                  .03
George R. Baldwin                   2,377                  .09
John W. Bond (1)                    4,074                  .16
Paul L. Gioia (2)                   4,302                  .17
Franklin M. Hundley                 2,944                  .12
James R. Keys                       1,444                  .06
Michael J. Marrone                  1,911                  .08
Scott S. Robinson (3)               8,429                  .33
Robert B. Trask (4)                10,925                  .43

All trustees and executive
 officers of Berkshire,
 9 persons as a group (5)          37,071                 1.47

-------------------

<F1>  Includes 273 shares held by Mr. Bond's spouse, who has sole voting and investment power over such shares.
<F2>  All of Mr. Gioia's shares are held jointly with his spouse, with shared voting and investment power over such shares.
<F3>  Comprised of 7,670 shares held in trust, for which Mr. Robinson and his spouse are joint trustees, with shared voting and investment power.
<F4>  8,025 of Mr. Trask's shares are held jointly with his spouse, with shared voting and investment power over such shares. 2,900 of Mr. Trask's shares are owned by a private, non-profit foundation of which Mr. Trask is a trustee.
<F5>  Aggregate record or imputed beneficial ownership, with sole or shared voting and investment power.

      The number of Berkshire shares beneficially owned by all of the trustees and executive officers of Berkshire collectively constituted less than two percent of the total shares then outstanding.


      Based on publicly available information, as of January 7, 2000 the following shareholder was believed to be a beneficial owner of 5 percent or more of the outstanding Berkshire shares.

 Names and Address         Amount and Nature of
of Beneficial Owner        Beneficial Ownership      Percent of Class
-------------------        --------------------      ----------------

Gabelli Funds, LLC(1)            232,000                  9.19%
One Corporate Center
Rye, NY 10580-1434

--------------------

<F1>  Includes 28,500 Berkshire shares held by Gabelli Funds, LLC, on behalf of its advisory clients, 4,200 Berkshire shares held by Gabelli Associates Fund and 199,300 Berkshire shares held by GAMCO Investors, Inc. on behalf of its advisory clients. Each of these entities purchased Berkshire shares for investment for one or more accounts over which it has both investment and voting power, except that GAMCO does not have the authority to vote 33,000 of the shares listed above. Mario J. Gabelli may be deemed to directly or indirectly control these entities. The information regarding the number of shares beneficially owned described herein is based upon the Schedule 13 D filed by these entities on December 28, 1999.


                                OTHER MATTERS

Voting Procedures

      Consistent with Berkshire's declaration of trust and by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the special meeting will be counted by persons appointed by Berkshire to act as election inspectors for the meeting.

      The proposal regarding the merger requires the affirmative vote of at least two-thirds of the outstanding Berkshire shares. The election inspectors will count the total number of votes cast "for" approval of the proposal regarding the merger for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that reflect "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which
(1) instructions have not been received from the beneficial owners or persons entitled to vote and (2) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. For purposes of the proposal regarding the merger, broker non-votes have the effect of votes cast against the proposal.

Adjournment of Meeting

      If sufficient votes in favor of the merger agreement are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposal. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposal. They will vote against any such adjournment those proxies required to be voted against such proposal. Berkshire will pay the costs of any additional solicitation and of any adjourned session.

Proposals of Shareholders

      Shareholders' proposals intended to be presented at Berkshire's 2000 annual meeting, if any, must be received by the Office of the Secretary of Berkshire Energy Resources, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879 by June 5, 2000. As to any proposal that a shareholder intends to present to shareholders without including it in Berkshire's proxy statement for Berkshire's 2000 annual meeting of shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless Berkshire receives notice of the matter to be proposed not later than August 18, 2000. Even if proper notice is received on or prior to August 18, 2000, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal as set forth in Rule 14a-4(c)(2) of the Securities Exchange Act.

Other Business

      We have no reason to believe that any other business will be presented at the special meeting, but if any other business shall be properly presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Experts

      The consolidated financial statements of Berkshire incorporated in this proxy statement by reference to Berkshire's Annual Report on Form 10-K for the year ended June 30, 1999 have been incorporated by reference in reliance on the report of Deloitte & Touche LLP, independent auditors, given on authority of that firm as experts in accounting and auditing.

Independent Public Accountants

      A representative of Deloitte & Touche expects to be present at the special meeting and will be available to respond to appropriate questions from shareholders in attendance. Although this representative has stated that he does not intend to make any statements at the special meeting, he will have the opportunity to do so.

Where You Can Find More Information

      Berkshire and Energy East file annual, quarterly and current reports, proxy statements, and other information with the SEC. Anything these companies file may be read and copied at the following locations at the
SEC:


Public Reference Room           New York Regional Office      Chicago Regional Office
Room 1024, Judiciary Plaza      Suite 1300                    Citicorp Center
450 Fifth Street, N.W.          7 World Trade Center          Suite 1400
Washington, DC 20549            New York, New York 10048      500 West Madison Street
                                                              Chicago, Illinois 60661

      Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Berkshire's and Energy East's SEC filings should also be available to the public from commercial document retrieval services and at the web site that the SEC maintains at http://www.sec.gov.
Berkshire shares are traded on the NASDAQ National Market System under the symbol "BERK." Berkshire's reports, proxy statements and other information concerning Berkshire may also be inspected at the NASDAQ web site at http://www. nasdaq.com. In addition, materials and information concerning Energy East, which trades under the symbol "NEG," can be inspected at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005, where Energy East shares are listed.

      The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in, or incorporated by reference in, this document. This document incorporates by reference the documents set forth below that were previously filed with the SEC by Berkshire (SEC File No. 000-29812). These documents contain important information about Berkshire;

      - Berkshire's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

      - Berkshire's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

      -     Berkshire's Current Report on Form 8-K dated November 10, 1999.

      The SEC may require Berkshire to file other documents pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the time this document is sent and the date the special meeting is held. These other documents will be deemed to be incorporated by reference in this document and to be a part of it from the date they are filed with the SEC. This proxy statement is accompanied by certain supplementary materials that contain our Annual Report on Form 10-K for the year ended June 30, 1999 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

      If you are a Berkshire shareholder, we may have already sent you some of the documents incorporated by reference. Nevertheless, you may obtain any of them through us, the SEC, or the SEC's web site as previously described. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                         BERKSHIRE ENERGY RESOURCES
                              115 Cheshire Road
                    Pittsfield, Massachusetts 01201-1879
                     Attn:  Cheryl M. Clark, Secretary
                               (413) 445-0311

      If you would like to request documents from us, please do so promptly in order to receive them before the special meeting.

      We have provided all information contained in or incorporated by reference in this document with respect to Berkshire and Berkshire Gas. Energy East has provided all information contained in this document with respect to Energy East. Neither Berkshire nor Energy East assumes any responsibility for the accuracy or completeness of the information provided by the other party.


      The name "Berkshire Energy Resources" refers to the trustees under Berkshire's declaration of trust as trustees and not personally. No trustee, shareholder, officer or agent of Berkshire shall be held to any personal liability in connection with the affairs of Berkshire; only the trust estate may be liable. A copy of Berkshire's declaration of trust is on file with the SEC as Appendix B to Berkshire's Registration Statement on Form S-4 (File No. 333-46799) filed on February 27, 1998.


      You should rely only on the information contained or incorporated by reference in this document to vote on the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 12, 2000. You should not assume that the information contained in this document is accurate as of any date other than such date. Neither the mailing of this document to shareholders nor the completion of the merger will create any implication to the contrary.



                                 APPENDIX A


                        AGREEMENT AND PLAN OF MERGER

                                by and among

                         BERKSHIRE ENERGY RESOURCES,

                           ENERGY EAST CORPORATION

                                     AND

                             MOUNTAIN MERGER LLC



                              November 9, 1999


                              Table of Contents

                                                                                  Page
                                                                                  ----

                            ARTICLE I-THE MERGER

Section 1.1     The Merger                                                          1
Section 1.2     Effects of the Merger                                               1
Section 1.3     Effective Time of the Merger                                        1
Section 1.4     Trustees                                                            2
Section 1.5     Officers                                                            2

                       ARTICLE II-TREATMENT OF SHARES

Section 2.1     Effect of the Merger on Shares and Membership Interests             2
Section 2.2     Exchange of Certificates                                            3

                           ARTICLE III-THE CLOSING

Section 3.1     Closing                                                             4

          ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1     Organization and Qualification                                      4
Section 4.2     Subsidiaries                                                        5
Section 4.3     Capitalization                                                      5
Section 4.4     Authority; Non-contravention; Statutory Approvals; Compliance       6
Section 4.5     Reports and Financial Statements                                    8
Section 4.6     Absence of Certain Changes or Events                                8
Section 4.7     Litigation                                                          8
Section 4.8     Proxy Statement                                                     9
Section 4.9     Tax Matters                                                         9
Section 4.10    Employee Matters; ERISA                                            11
Section 4.11    Environmental Protection                                           14
Section 4.12    Regulation as a Utility                                            16
Section 4.13    Vote Required                                                      17
Section 4.14    Opinion of Financial Advisor                                       17
Section 4.15    Ownership of Parent Common Stock                                   17
Section 4.16    Takeover Laws                                                      17

             ARTICLE V-REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1     Organization and Qualification                                     17
Section 5.2     Subsidiaries                                                       18
Section 5.3     Capitalization                                                     18
Section 5.4     Authority; Non-contravention; Statutory Approvals                  18
Section 5.5     Proxy Statement                                                    19
Section 5.6     Availability of Funds                                              19

              ARTICLE VI-CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1     Covenants of the Parties                                           19
Section 6.2     Covenant of the Company; Alternative Proposals                     23
Section 6.3     Employment Agreements                                              24
Section 6.4     Additional Statutory Approvals                                     24

                      ARTICLE VII-ADDITIONAL AGREEMENTS

Section 7.1     Access to Information                                              25
Section 7.2     Proxy Statement                                                    25
Section 7.3     Regulatory Matters                                                 25
Section 7.4     Company Shareholders' Approval                                     26
Section 7.5     Indemnification                                                    26
Section 7.6     Disclosure Schedules                                               27
Section 7.7     Public Announcements                                               28
Section 7.8     Certain Employee Agreements                                        28
Section 7.9     Employee Benefit Plans                                             28
Section 7.10    Expenses  30
Section 7.11    Further Assurances                                                 30
Section 7.12    Corporate Offices                                                  30
Section 7.13    Community Involvement                                              30
Section 7.14    Advisory Board                                                     30

                           ARTICLE VIII-CONDITIONS

Section 8.1     Conditions to Each Party's Obligation to Effect the Merger         30
Section 8.2     Conditions to Obligation of Parent to Effect the Merger            31
Section 8.3     Conditions to Obligation of the Company to Effect the Merger       32

                ARTICLE IX-TERMINATION, AMENDMENT AND WAIVER

Section 9.1     Termination                                                        33
Section 9.2     Effect of Termination                                              34
Section 9.3     Termination Fee; Expenses                                          35
Section 9.4     Amendment                                                          36
Section 9.5     Waiver                                                             36

                        ARTICLE X-GENERAL PROVISIONS

Section 10.1    Non-survival; Effect of Representations and Warranties             36
Section 10.2    Brokers                                                            36
Section 10.3    Notices                                                            36
Section 10.4    Miscellaneous                                                      37
Section 10.5    Interpretation                                                     38
Section 10.6    Counterparts; Effect                                               38
Section 10.7    Parties in Interest                                                38
Section 10.8    Waiver of Jury Trial and Certain Damages                           38
Section 10.9    Enforcement                                                        38
Section 10.10   Disclaimer of Liability                                            39


                            List of Defined Terms

Term                                                   Page
----                                                   ----

1935 Act                                                 5
Advisory Board                                          30
Agreement                                                1
Alternative Proposal                                    24
Certificate                                              2
Certificate of Merger                                    1
Closing                                                  4
Closing Agreement                                       10
Closing Date                                             4
Code                                                     4
Company                                                  1
Company Common Shares                                    2
Company Disclosure Schedule                             27
Company Financial Statements                             8
Company Material Adverse Effect                          5
Company Preferred Shares                                 6
Company Required Consents                                6
Company Required Statutory Approvals                     7
Company SEC Reports                                      8
Company Shareholders' Approval                          17
Company Special Meeting                                 26
Confidentiality Agreement                               25
Controlled Group Liability                              11
Covered Company Employee                                29
Disclosure Schedules                                    27
Effective Time                                           2
Employee Benefit Plan                                   11
Employment Agreements                                   24
Environmental Permits                                   15
Environmental Claim                                     15
ERISA                                                   11
ERISA Affiliate                                         11
Exchange Act                                             8
Exchange Fund                                            3
Expenses                                                35
FERC                                                     8
Final Order                                             31
GAAP                                                     8
Indemnified Liabilities                                 26
Indemnified Parties                                     26
Indemnified Party                                       26
Initial Termination Date                                33
IRS                                                     12
joint venture                                            5
Liens                                                    6
Merger                                                   1
Merger Consideration                                     2
Merger Sub                                               1
Merger Sub Membership Interests                          2
MGL                                                      1
MLLCA                                                    1
Multiemployer Plan                                      11
Multiple Employer Plan                                  13
Parent                                                   1
Parent Disclosure Schedule                              27
Parent Material Adverse Effect                          17
Parent Preferred Stock                                  18
Parent Required Consents                                18
Parent Required Statutory Approvals                     18
Paying Agent                                             3
PBGC                                                    13
Plan                                                    11
Proxy Statement                                          9
Qualified Plans                                         12
Release                                                 16
Representatives                                         25
Retiree Plan                                            29
Robinson Employment Agreement                           24
SEC                                                      8
Securities Act                                           8
SERP                                                    29
subsidiary                                               5
Surviving Company                                        1
Takeover Laws                                           17
Tax Return                                               9
Tax Ruling                                              10
Taxes                                                    9
Termination Fee                                         35
VEBA                                                    12
Violation                                                6
Withdrawal Liability                                    12


      AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1999 (this "Agreement"), by and among Berkshire Energy Resources, a Massachusetts business trust (the "Company"), Energy East Corporation, a New York corporation ("Parent"), and Mountain Merger LLC, a Massachusetts limited liability company and a subsidiary of Parent ("Merger Sub").

      WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein;

      WHEREAS, the Board of Directors of Parent, the Board of Trustees of the Company and the Managers of Merger Sub have each approved and deemed it advisable and in the best interests of their respective shareholders and members to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of Merger Sub with and into the Company; and

      NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                  ARTICLE I
                                 THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement:

      At the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the declaration of trust of the Company and the laws of the Commonwealth of Massachusetts. The Company shall be the surviving entity in the Merger and shall continue its existence under the laws of the Commonwealth of Massachusetts. The effects and the consequences of the Merger shall be as set forth in Section 1.2. Throughout this Agreement, the term "the Company" shall refer to the Company prior to the Merger and the term "Surviving Company" shall refer to the Company in its capacity as the surviving entity in the Merger.

      Section 1.2 Effects of the Merger. At the Effective Time, (i) the declaration of trust of the Company, as in effect immediately prior to the Effective Time, shall be the declaration of trust of the Surviving Company until thereafter amended as provided by law and such declaration of trust and (ii) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended as provided by law, the declaration of trust of the Surviving Company and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 2 of Chapter 182 of the Massachusetts General Laws ("MGL") and Section 62 of the Massachusetts Limited Liability Company Act (the "MLLCA").

      Section 1.3 Effective Time of the Merger. On the Closing Date (as defined in Section 3.1), with respect to the Merger, a certificate of merger complying with Article 56 of the Company's declaration of trust and
Section 61 of the MLLCA (the "Certificate of Merger") shall be delivered to the Secretary of the Commonwealth of Massachusetts, and to such other offices as may be required by law, for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of the Commonwealth of Massachusetts, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective Time").

      Section 1.4 Trustees. The Managers of Merger Sub immediately prior to the Effective Time shall be the trustees of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the declaration of trust and by-laws of the Surviving Company.

      Section 1.5 Officers. Except for the Vice President of the Company, who shall become the President and Chief Executive Officer of the Surviving Company, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the declaration of trust and by-laws of the Surviving Company.

                                 ARTICLE II
                             TREATMENT OF SHARES

      Section 2.1 Effect of the Merger on Shares and Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of the Company or membership interest of Merger Sub:

            (a) Membership Interests of Merger Sub. All of the membership interests of Merger Sub (the "Merger Sub Membership Interests") that are issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate of one thousand (1,000) fully paid and nonassessable common shares, without par value, of the Surviving Company.

            (b) Cancellation of Certain Company Common Shares. Each common share, without par value, of the Company (the "Company Common Shares"), that is owned by the Company as treasury shares and all Company Common Shares that are owned by Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Company Common Shares. Subject to the provisions of this Section 2.1, each Company Common Share, other than shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $38.00 in cash (the "Merger Consideration"). At the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate ("Certificate") representing any such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

      Section 2.2    Exchange of Certificates.

            (a) Deposit With Paying Agent. As soon as practicable after the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company mutually agreeable to Parent and the Company (the "Paying Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, cash representing the aggregate Merger Consideration to which Company shareholders who have properly completed, signed and submitted letters of transmittal shall be entitled pursuant to Section 2.1(c); and from time to time cash representing the aggregate Merger Consideration to which Company shareholders who later submit letters of transmittal shall be entitled pursuant to Section 2.1(c) (such amounts being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall invest the Exchange Fund as Parent directs. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

            (b) Exchange And Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to
Section 2.1. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration. In the event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a certificate representing Company Common Shares to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

            (c) Closing of Transfer Books. From and after the Effective Time, the share transfer books of the Company shall be closed and no registration of any transfer of any shares of the Company shall thereafter be made in the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged for the Merger Consideration.

            (d) Termination of Exchange Fund. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Surviving Company for payment of such funds to which such holder may be due, subject to applicable law.

            (e) Escheat. The Company shall not be liable to any person for such funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Withholding Rights. Each of the Surviving Company, the Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 as amended (the "Code") and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Company, the Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by the Surviving Company, the Company or Parent, as the case may be. Without limitation of the foregoing, unless an exemption applies, the Paying Agent will be required to withhold and remit to the IRS 31% of any cash payments to which a holder of Company Common Shares or other payee is entitled pursuant to the Merger, unless (i) the shareholder or other payee provides his or her U.S. Federal taxpayer identification number (social security number or employer identification number) and certifies that such number is correct by completing and signing the IRS Form W-9 that will be included as part of the transmittal letter sent to shareholders by the Paying Agent or (ii) another applicable exemption exists and is proved in a manner satisfactory to the Paying Agent.

                                 ARTICLE III
                                 THE CLOSING

      Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Huber Lawrence & Abell, at 10:00 a.m., Eastern time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent as follows:

      Section 4.1 Organization and Qualification. Except as set forth in Section 4.1 of the Company Disclosure Schedule (as defined in Section 7.6), the Company and each of its subsidiaries (as defined below) is a business trust or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite trust or corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including business trusts, partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

      Section 4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth a description as of the date hereof, of all material and certain other subsidiaries and joint ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Company Disclosure Schedule, none of the Company's subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including business trusts, partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

      Section 4.3 Capitalization. The authorized capital of the Company consists of 10,000,000 Company Common Shares and 1,000,000 preferred shares, par value $100.00, of the Company ("Company Preferred Shares"). As of the close of business on November 8, 1999, there were issued and outstanding 2,523,479 Company Common Shares and no Company Preferred Shares. All of the issued and outstanding shares of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, stock appreciation rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

      Section 4.4    Authority; Non-contravention; Statutory Approvals;
Compliance.

            (a) Authority. The Company has all requisite trust power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary trust action on the part of the Company subject to obtaining the applicable Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

            (b) Non-contravention. Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company or any of its subsidiaries or any of its joint ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the articles of organization, by-laws or similar governing documents of the Company, any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Company Disclosure Schedule (the "Company Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and
(iii) such Violations as would not have, in the aggregate, a Company Material Adverse Effect.

            (c) Statutory Approvals. Except as described in Section 4.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire as are necessary to avoid a violation of law.

            (d)   Compliance.  Except as set forth in Section 4.4(d) or
Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(f)(ii)) of any Governmental Authority except for violations that, in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in
Section 4.4(d) of the Company Disclosure Schedule or in Section 4.11 of the Company Disclosure Schedule, the Company and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not have a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its declaration of trust, articles of organization or by-laws or
(ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and are not reasonably likely to have, a Company Material Adverse Effect.

            (e) Except as set forth in Section 4.4(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar contract, commitment, agreement or understanding that restricts the ability of the Company or any of its affiliates to conduct business in any geographic area or that would reasonably be likely to restrict the Surviving Company or any of its affiliates to conduct business in any geographic area.

      Section 4.5 Reports and Financial Statements. The filings required to be made by the Company and its subsidiaries since January 1, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company or its predecessor with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True, accurate and complete copies of the declaration of trust and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

      Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the Company Disclosure Schedule, from December 31, 1998 the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect.

      Section 4.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.7,
Section 4.9 or Section 4.11 of the Company Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

      Section 4.8 Proxy Statement. The proxy statement, in definitive form (the "Proxy Statement"), relating to the Company Special Meeting (as defined below) shall not, at the date mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

      Section 4.9 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

      Except as disclosed in Section 4.9 of the Company Disclosure
Schedule:

            (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns (including withholding Tax Returns) required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

            (b) Payment of Taxes. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes (including withholding Taxes) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

            (c) Tax Reserves. All material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of the most recent financial statements contained in the Company Financial Statements filed prior to the date of this Agreement are properly reflected in such financial statements in accordance with GAAP, and the unpaid Taxes of the Company and its subsidiaries do not exceed the amount shown therefor on such financial statements adjusted for the passage of time through the Effective Time in accordance with past custom and practice of the Company and its subsidiaries in filing their Tax Returns.

            (d) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries have requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

            (e) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

            (f) Expiration of Statute of Limitations. The statute of limitations for the assessment of all material Taxes has expired for all applicable material Tax Returns of the Company and each of its subsidiaries, or those material Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any material Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries that has not been resolved and paid in full.

            (g) Audit, Administrative and Court Proceedings. No material claims, audits, disputes, controversies, examinations, investigations or other proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries.

            (h) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

            (i) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries since 1994, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries and (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority.

            (j) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries is a party to any agreement, understanding or arrangement relating to allocating or sharing of Taxes.

            (k) Liability for Others. Neither the Company nor any of its subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

            (l) Code Section 897. To the best knowledge of the Company after due inquiry, no foreign person owns or has owned beneficially more than five percent of the total fair market value of the Company Common Shares during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (m) Code Section 355(e). Neither the Company nor any of its subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the past 24 month period or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      Section 4.10 Employee Matters; ERISA. Except as set forth in the appropriate subsection of Section 4.10 of the Company Disclosure Schedule:

            (a) For purposes of this Section 4.10, the following terms have the definitions set forth below:

                  (i) "Controlled Group Liability" means any and all liabilities (a) under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) as a result of a failure to comply with the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (c) under Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

                  (ii) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to
      Section 4001(a)(14) of ERISA.

                  (iii) An "Employee Benefit Plan" means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer, trustee or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of
      Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

                  (iv) A "Plan" means any Employee Benefit Plan other than a Multiemployer Plan.

                  (v) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                  (vi) "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

            (b) Section 4.10(b) of the Company Disclosure Schedule includes a complete list of all material Employee Benefit Plans and, with respect to executive welfare benefit plans and nonqualified pension, savings and deferred compensation plans, states the number of employees participating in or covered by such plans.

            (c) With respect to each Plan, the Company has delivered to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all material plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

            (d) Section 4.10(b) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and except as would not have a Company Material Adverse Effect, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Section 4.10(b) of the Company Disclosure Schedule identifies each Plan or related trust which is intended to meet the requirements of Code Section 501(c)(9) (a "VEBA"), and except as would not have a Company Material Adverse Effect, each such VEBA meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

            (e) All material contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA (i) is funded through an insurance company contract or a contract with a health maintenance organization, (ii) is, or is funded through, a VEBA identified as such in Section 4.10(b) of the Company Disclosure Schedule, or (iii) is unfunded.

            (f) Except as would not have a Company Material Adverse Effect, with respect to each Employee Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

            (g) With respect to each Plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or Section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, in respect of any plan year ended prior to the date hereof and for which the time for making contributions in order to avoid incurring an accumulated funding deficiency for such year has expired; (ii) the fair market value of the assets of each such Plan that is a defined benefit plan equals or exceeds the actuarial present value of the accumulated benefit obligation (as of the date of the most recent actuarial report prepared for such Plan) under such Plan (whether or not vested), based upon the actuarial assumptions set forth in the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since December 31, 1993 in respect of any such Plan which is a defined benefit Plan; (iv) all material premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (v) no material liability (other than for premiums to the PBGC and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been or could reasonably be expected to be incurred by the Company or any of its subsidiaries; and (vi) to the knowledge of the Company, the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

            (h) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of which are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

            (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would have a Company Material Adverse Effect following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or
Section 4204 or 4212 of ERISA since December 31, 1993.

            (j)   Except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state law, the Company and its subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

            (k) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated funding, vesting or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer, trustee or director of the Company or any of its subsidiaries. Section 4.10(k) of the Company Disclosure Schedule sets forth the estimated amount that will be required to be contributed to each trust listed thereon as a result of the consummation of the transactions contemplated hereby.

            (l) No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

            (m) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and there is no set of circumstances which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in a Company Material Adverse Effect.

            (n) The Company, its subsidiaries and each member of their respective business enterprise has complied with the Worker Adjustment and Retraining Notification Act.

            (o) None of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

      Section 4.11   Environmental Protection.  Except as set forth in
Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

            (a) Compliance. Except where the failure to be in such compliance would not in the aggregate have a Company Material Adverse Effect, (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.11(f)(ii)) and
(ii) neither the Company nor any of its subsidiaries has received any communication from any Governmental Authority or any written communication from any other person that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

            (b) Environmental Permits. The Company and each of its subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, and the Company reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Merger can be accomplished in the ordinary course of business, except where the failure to obtain or to be in such compliance would not, in the aggregate, have a Company Material Adverse Effect.

            (c) Environmental Claims. There are no Environmental Claims (as defined in Section 4.11(f)(i)) pending (i) against the Company or any of its subsidiaries or joint ventures, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would have, in the aggregate, a Company Material Adverse Effect.

            (d) Releases. Except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(f)(iv)) of any Hazardous Material (as defined in Section 4.11(f)(iii)) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its subsidiaries, or (ii) to the knowledge of the Company, cause, damage or diminution of value to any of the operations or real properties owned, leased or managed, in whole or in part, by Company or any of its subsidiaries.

            (e) Predecessors. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or against any real or personal property which the Company or any of its subsidiaries formerly owned, leased or managed, in whole or in part, except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a Company Material Adverse Effect.

            (f)   As used in this Agreement:

                  (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, Parent or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                  (ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Parent, the Company or any of their subsidiaries or joint ventures operates or has stored, treated or disposed of Hazardous Materials.

                  (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

      Section 4.12   Regulation as a Utility.  Except as set forth in
Section 4.12 of the Company Disclosure Schedule, neither the Company nor any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) and 2(a)(11), respectively, of the 1935 Act, (b)
a "public utility" under the Federal Power Act, (c) a "natural-gas company" under the Natural Gas Act or (d) a public utility or public service company (or similar designation) by any state in the United States other than Massachusetts or by any foreign country.

      Section 4.13 Vote Required. The approval of the Merger by two-thirds of the votes entitled to be cast by all holders of issued and outstanding Company Common Shares (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the shares of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

      Section 4.14 Opinion of Financial Advisor. The Company has received the opinion of Tucker Anthony Cleary Gull to the effect that, as of November 9, 1999, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares.

      Section 4.15 Ownership of Parent Common Stock. Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock.

      Section 4.16 Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the Commonwealth of Massachusetts, including Chapters 110C, 110D and 110F of the Massachusetts General Laws.

                                  ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company as follows:

      Section 5.1  Organization and Qualification.  Except as set forth in
Section 5.1 of the Parent Disclosure Schedule (as defined in Section 7.6), Parent and each of its subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect").

      Section 5.2 Subsidiaries. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent is an exempt holding company under the 1935 Act and none of the subsidiaries of Parent is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act.

      Section 5.3 Capitalization. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of Parent ("Parent Preferred Stock"). As of the close of business on November 8, 1999, there were issued and outstanding 112,042,928 shares of Parent Common Stock and no shares of Parent Preferred Stock.

      Section 5.4    Authority; Non-contravention; Statutory Approvals.

            (a) Authority. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

            (b) Non-contravention. Except as set forth in Section 5.4(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Parent or any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Parent Required Statutory Approvals (as defined in Section 5.4(c)) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries or any of its joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not have, in the aggregate, a Parent Material Adverse Effect.

            (c) Statutory Approvals. Except as described in Section 5.4(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

      Section 5.5 Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 5.6 Availability of Funds. Parent has sufficient funds available to it or has received binding written commitments subject only to customary terms and conditions from third parties to enable Parent timely to perform all of its obligations under this Agreement.

                                 ARTICLE VI
                   CONDUCT OF BUSINESS PENDING THE MERGER

      Section 6.1 Covenants of the Parties. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

            (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and
(iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

            (b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any shares other than (A) dividends by a wholly owned subsidiary to the Company or another wholly owned subsidiary,
(B) dividends by a less than wholly owned subsidiary consistent with past practice or (C) regular dividends on Company Common Shares with usual record and payment dates that do not exceed the current regular dividends on Company Common Shares, except for periodic increases made in the ordinary course of business consistent with the Company's recent policy of annual dividend increases as set forth in Schedule 6.1(b) of the Company Disclosure Schedule; (ii) split, combine or reclassify any shares or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the Company or the capital stock of any subsidiary; or (iii) redeem, repurchase or otherwise acquire any shares or the capital stock of any subsidiary other than (A) redemptions, repurchases and other acquisitions of shares in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, or (B) intercompany acquisitions of shares or capital stock.

            (c) Issuance of Securities. Except as set forth in Section 6.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any of their shares or capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities.

            (d) Charter Documents; Other Actions. Neither party shall, nor shall any party permit any of its subsidiaries to, amend or propose to amend its respective declaration of trust, articles of organization, by-laws or regulations, or similar organic documents or to take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Merger.

            (e) Acquisitions. Except as disclosed in Section 6.1(e) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business.

            (f) Capital Expenditures. Except as set forth in Section 6.1(f) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in an aggregate amount in excess of 110% of the amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.1(f) of the Company Disclosure Schedule.

            (g) No Dispositions. Except as set forth in Section 6.1(g) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its respective assets, other than encumbrances or dispositions in the ordinary course of business consistent with past practice.

            (h) Indebtedness. Except as set forth in Section 6.1(h) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than
(i) short-term indebtedness in the ordinary course of business consistent with past practice; (ii) arrangements between the Company and its subsidiaries or among its subsidiaries; or (iii) in connection with the refunding of existing indebtedness at a lower cost of funds.

            (i) Compensation, Benefits. Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, as may be required by applicable law or under existing Employee Benefit Plans or collective bargaining agreements, as may be required to facilitate or obtain a determination letter from the IRS that a plan is a Qualified Plan, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan, or otherwise increase the compensation or benefits of any trustee, director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits, or grants of new incentive compensation awards, or actions in the ordinary course of business, that are consistent with the Company's past practice of adjusting compensation and benefits to reflect the average compensation and benefits as determined by general industry or market surveys; provided that prior to implementing any such increases on the basis of such surveys the Company shall advise Parent of its intention so to increase compensation or benefits and of the basis therefor and shall otherwise consult with Parent concerning such proposed increases, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any trustee, director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice. This subsection (i) is not intended to
(A) restrict the Company or its subsidiaries from granting promotions to officers or employees based upon job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices been available to officers and employees in the context of such merit-based promotion or (C) restrict the Company from dealing with matters of employee retention in specific areas of expertise through the use of specialized employment and benefit plans designed for that specific purpose; provided, however, that the result of the use of such specialized employment or benefit plans shall not, in the aggregate, result in payments in excess of $130,000.

            (j) 1935 Act. Except as set forth in Section 6.1(j) of the Company Disclosure Schedule, and except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

            (k) Accounting. Except as set forth in Section 6.1(k) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

            (l) Cooperation, Notification. Each party shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of the Company, a Company Material Adverse Effect or, in the case of Parent, a Parent Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

            (m) Third-party Consents. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

            (n) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

            (o) Discharge of Liabilities. The Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

            (p) Contracts. Except as set forth in Section 6.1(p) of the Company Disclosure Schedule, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims.

            (q) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the gas utility industry.

            (r) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate.

            (s) Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Chapters 110C, 110D and 110F of the Massachusetts General Laws.

            (t) No Rights Triggered. The Company shall ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result, directly or indirectly, in the grant of any rights to any person under any material agreement (other than the employment agreements disclosed in Section 6.1(t) of the Company Disclosure Schedule) to which it or any of its subsidiaries is a party.

            (u) Taxes. Except as disclosed on Section 6.1(u) of the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or (D) file any material Tax Return other than in a manner consistent with past custom and practice.

      Section 6.2 Covenant of the Company; Alternative Proposals. From and after the date hereof, the Company agrees (a) that it will not, its subsidiaries will not, and it will not authorize or permit any of its or its subsidiaries' officers, trustees, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement, an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (c) that it will notify Parent orally and in writing of any such inquiry, offer or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within one business day of the receipt thereof, and that it shall keep Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent 48 hours' prior notice of any agreement to be entered into or of the fact that it proposes to commence providing information to any person making such inquiry, offer or proposal; provided however, that notwithstanding any other provision hereof, the Company may
(i) at any time prior to the time at which the Company Shareholders' Approval shall have been obtained engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Company or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Alternative Proposal that is financially superior to the Merger and has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor is obtainable, and
(y) the Board of Trustees of the Company shall conclude in good faith, after consultation with its financial advisor and based upon the advice of outside counsel and such other matters as the Board of Trustees of the Company deems relevant, that failure to do so would likely result in a breach of its fiduciary duties under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, (y) provides the Parent a reasonable opportunity to respond to the Alternative Proposal and (z) receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.1(e). "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of the Company or any of the Company's subsidiaries. Nothing herein shall prohibit a disposition permitted by Section 6.1(g) hereof.

      Section 6.3 Employment Agreements. Parent and the Company have entered into employment agreements with Mr. Robert M. Allessio, Mr. Michael J. Marrone and Ms. Cheryl M. Clark (the "Employment Agreements"), which will become effective upon consummation of the Merger. The Berkshire Gas Company, a subsidiary of the Company, has entered into an amendment of its employment agreement with Mr. Scott S. Robinson (the "Robinson Employment Agreement")

      Section 6.4 Additional Statutory Approvals. Parent agrees not to, and it will not permit any subsidiary to, and will use reasonable best efforts to cause any prospective subsidiary not to, be a party to any transaction that would make it necessary for Parent or the Company to make any declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority in connection with the consummation by Parent, Merger Sub or the Company of the transactions contemplated by this Agreement, other than those set forth in Section 5.4(c) of the Parent Disclosure Schedule or Section 4.4(c) of the Company Disclosure Schedule, in either case, that would reasonably be expected to prevent or materially impede, interfere with, or delay consummation of the Merger or the transactions contemplated by this Agreement beyond the 18-month anniversary of the date hereof.

                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

      Section 7.1 Access to Information. Upon reasonable notice and during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, trustees, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (a) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission, and (b) access to all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of September 23, 1999, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

      Section 7.2 Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement.

      Section 7.3 Regulatory Matters. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date, as such date may be extended pursuant to Section 9.1(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and the Parent Required Statutory Approvals.

      Section 7.4    Company Shareholders' Approval.

            (a)   Company Special Meeting.  Subject to the provisions of
Section 7.4(b), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval,
(ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its declaration of trust and by-laws, (iii) subject to the fiduciary duties of its Board of Trustees, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

            (b) Meeting Date. The Company Special Meeting for the purpose of securing the Company Shareholders' Approval shall be held on such date as the Company and Parent shall mutually determine.

      Section 7.5    Indemnification.

            (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, trustee or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against
(i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, trustee, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 8 of the MLLCA or the declaration of trust or certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

            (b) Insurance. For a period of six years after the Effective Time, Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided, however, that Parent shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

            (c) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

            (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors, trustees and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective declaration of trust or articles of organization and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

            (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

      Section 7.6 Disclosure Schedules. On the date hereof, (a) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by the Executive Vice President and General Counsel of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 7.6(a), and (b) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by the President and Chief Executive Officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(b). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

      Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

      Section 7.8 Certain Employee Agreements. Subject to Section 7.9, Parent and the Surviving Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties which apply to any current or former employee or current or former director or trustee of the parties hereto; provided, however, that the foregoing shall not prevent Parent or the Surviving Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. It is the present intention of Parent and the Company that following the Effective Time, there will be no involuntary reductions in force at the Surviving Company or its subsidiaries, but that Parent, the Surviving Company and their respective subsidiaries will continue Parent's and the Company's present strategy of achieving workforce reductions through attrition; however, if any reductions in workforce in respect of employees of Parent and its subsidiaries, including the Surviving Company and its subsidiaries, become necessary, they shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs without regard to whether employment prior to the Effective Time was with the Company or its subsidiaries or Parent or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Parent, the Surviving Company or any of their respective subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent, the Surviving Company or any of their respective subsidiaries. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Company and their respective subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

      Section 7.9    Employee Benefit Plans.

            (a) Except as may be required by applicable law, each Plan in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees, former employees, trustees, former trustees, directors or former directors of the Company and any of its subsidiaries who are covered by such plans, programs, agreements or arrangements immediately prior to the Effective Time until Parent determines otherwise on or after the Effective Time, and Parent shall assume or cause the Surviving Company to assume as of the Effective Time each Plan maintained by the Company immediately prior to the Effective Time and perform such plan, program, agreement or arrangement in the same manner and to the same extent that the Company would be required to perform thereunder; provided, however, that nothing herein contained shall limit any reserved right contained in any such Plan to amend, modify, suspend, revoke or terminate any such plan, program, agreement or arrangement; provided, further, that Parent or its subsidiaries shall provide to each employee of the Company and any of its subsidiaries who was covered by Plans immediately prior to the Effective Time and who is not covered by a collective bargaining agreement (a "Covered Company Employee"), for a period of no less than 18 months following the Effective Time, employer-provided benefits under Qualified Plans, supplemental retirement benefit and deferred compensation plans which are not Qualified Plans and welfare plans that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time. Without limiting the foregoing, each Covered Company Employee who is a participant in any Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes) under any replacement benefit plan of Parent or any of its subsidiaries or affiliates in which such employee becomes a participant for service credited for the corresponding purpose under any such Plan; provided, however, that such crediting of service shall not operate to cause any such plan or agreement to fail to comply with the applicable provisions of the Code and ERISA. No provision contained in this Section 7.9 shall be deemed to constitute an employment contract between Parent or any of its subsidiaries and any individual, or a waiver of Parent's or any of its subsidiaries' right to discharge any employee at any time, with or without cause.

            (b) The Company shall take all necessary actions so that, effective no later than immediately before the Effective Time, (i) each of the Corporate Incentive Compensation Plan, The Berkshire Gas Company Supplemental Executive Retirement Plan (the "SERP"), the Trust under the SERP, The Berkshire Gas Company Executive Retiree Health Plan (the "Retiree Plan") and all other executive benefit plans and programs of the Company and its subsidiaries shall be amended to the extent necessary so that any provisions therein that prohibit or limit the amendment or termination thereof following a change of control do not apply to individuals who are not participants therein as of the date of this Agreement and (ii) subject to applicable law and the provisions of any applicable collective bargaining agreement, each Qualified Plan shall be amended to the extent necessary so that any provisions therein that call for the waiver or elimination of vesting requirements upon or following a change in control shall apply only to individuals who are participants therein immediately before the Effective Time. Notwithstanding anything to the contrary herein, the Company shall take all necessary action so that, at the Effective Time, the Retiree Plan shall be amended to the extent necessary so that Messrs. Allessio and Marrone shall not participate in the Retiree Plan.

      Section 7.10 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Proxy Statement, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

      Section 7.11 Further Assurances. Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

      Section 7.12 Corporate Offices. At and subsequent to the Effective Time, the headquarters of the Surviving Company shall be located in Pittsfield, Massachusetts.

      Section 7.13 Community Involvement. After the Effective Time, Parent will, or will cause the Surviving Company to make an aggregate of $200,000 per year in charitable contributions to the communities served by the Surviving Company and otherwise maintain a substantial level of involvement in community activities in the Commonwealth of Massachusetts (as well as the States of Vermont and New York) that is similar to, or greater than, the level of community development and related activities carried on by the Company.

      Section 7.14 Advisory Board. At the Effective Time, there shall be established an advisory board to the Surviving Company ("Advisory Board"), which shall be comprised of the persons who were trustees of the Company immediately prior to the Effective Time. The Advisory Board shall meet no less frequently than quarterly and shall provide advice to the Board of Trustees of the Surviving Company with respect to such issues as the Board of Trustees of the Surviving Company may from time to time request, including but not limited to community relations, customer service, economic development, employee development and relations and such other matters of community interest as may be appropriate. The members of the Advisory Board, who shall serve at the discretion of the Surviving Company, shall receive remuneration for their services equivalent to the remuneration currently provided to non-employee trustees of the Company. Parent acknowledges that, pursuant to the Retirement Plan for Directors of The Berkshire Gas Company dated September 1, 1993, as amended, each trustee of the Company shall be credited with a minimum of 10 years of service under Section 4 of said Retirement Plan and shall be deemed fully vested pursuant to Section 4 of said Retirement Plan as of the Effective Time.

                                ARTICLE VIII
                                 CONDITIONS

      Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

            (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

            (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

            (c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that a requirement that Parent become a registered holding company pursuant to
Section 5 of the 1935 Act as a result of the Merger shall not constitute a term or condition which could have a "material adverse effect" within the meaning of this Section 8.1(c). In addition, the inclusion of a condition or requirement of the SEC's approval of the Merger under the 1935 Act that Parent divest its ownership of, or not consummate the acquisition of, any of the entities listed on Section 8.1(c) of the Parent Disclosure Schedule, shall constitute a term or condition which could have a "material adverse effect" within the meaning of this Section 8.1(c). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

      Section 8.2 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to Section 9.5:

            (a) Performance of Obligations of the Company. The Company (and its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in Sections 6.1 and 6.2 and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

            (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

            (c) Closing Certificates. Parent shall have received a certificate signed by the chief financial officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

            (d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance (other than facts and circumstances described in Section 8.2(d) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof) which is reasonably likely to have a Company Material Adverse Effect.

            (e) Company Required Consents. The Company Required Consents the failure of which to obtain would have a Company Material Adverse Effect shall have been obtained.

      Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.5.

            (a) Performance of Obligations of Parent. Parent (and its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in Section 6.1 and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

            (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct
(i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not be reasonably likely to result in a Parent Material Adverse Effect.

            (c) Closing Certificates. The Company shall have received a certificate signed by the Executive Vice President and General Counsel of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

            (d) Parent Required Consents. The Parent Required Consents the failure of which to obtain would have a Parent Material Adverse Effect shall have been obtained.

                                 ARTICLE IX
                      TERMINATION, AMENDMENT AND WAIVER

      Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this
Agreement:

            (a) by mutual written consent of the Board of Directors of Parent and the Board of Trustees of the Company;

            (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date that is 12 months from the date hereof (the "Initial Termination Date"); provided, however, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 18-month anniversary of the date hereof; and provided, further, that the right to terminate this Agreement under this
Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any agreement or covenant has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before the Initial Termination Date or as it may be so extended.

            (c) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof by the Initial Termination Date;

            (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

            (e) by the Company prior to the time at which the Company Shareholders' Approval shall have been obtained, upon five days' prior notice to Parent, if the Company is not in breach of this Agreement and, as a result of an Alternative Proposal, the Board of Trustees of the Company determines in good faith, that (i) the Alternative Proposal is financially superior to the Merger and the third party making the Alternative Proposal has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor such financing is obtainable, and (ii) after consultation with its financial advisor and based upon the advice of outside counsel and such other matters as the Board of Trustees of the Company deems relevant, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other party pursuant to the proviso below, that failure to do so would likely result in a breach of its fiduciary duties under applicable law; provided, however, that prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein;

            (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) Parent (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied;

            (g) by Parent, by written notice to the Company, if (i) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Trustees of the Company or any committee thereof (A) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated herein, (B) shall fail to reaffirm such approval or recommendation upon Parent's request within two days of such request, (C) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for the shares of the Company, in each case by a party other than Parent or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or
(C); or

            (h) by Parent, by written notice to the Company, if Parent reasonably believes that (i) the transactions contemplated by this Agreement will delay the grant of any regulatory approval of any of the transactions listed in Section 9.1(h) of the Parent Disclosure Schedule or
(ii) any such regulatory approval, if granted, will be unduly burdensome to Parent.

      Section 9.2 Effect of Termination. Subject to Section 10.1(b), in the event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of either the Company or Parent or their respective officers, directors or trustees hereunder, except that Section 7.10, Section 9.3, the agreement contained in the last sentence of Section 7.1, Section 10.8 and Section 10.9 shall survive the termination.

      Section 9.3    Termination Fee; Expenses.

            (a)   Termination Fee upon Breach or Withdrawal of Approval.
If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(f)(i) or (ii) or (y) Section 9.1(g)(i) or (ii), then: the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $2 million ("Expenses"); provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $2 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

            (b)   If this Agreement is terminated by Parent pursuant to
Section 9.1(h), then Parent shall promptly (but not later than five business days after receipt of notice from the Company) pay to the Company in cash an amount equal to $4 million.

            (c) The Company shall pay Parent a fee of $4 million ("Termination Fee") plus Expenses, upon the termination of this Agreement by Parent or the Company pursuant to Section 9.1(c) or the Company pursuant to Section 9.1(e) or by Parent pursuant to Section 9.1(g)(iii); provided, however, that in the event of termination under either Section 9.1(c) or
Section 9.1(g)(iii), no payment of the Termination Fee or Expenses shall be required unless and until within two years of such termination the Company enters into a definitive agreement to consummate or consummates an Alternative Proposal, and, in the case of a termination pursuant to Section 9.1(c), there shall have been made and not withdrawn at the time of the Company Special Meeting an Alternative Proposal and, in the case of a termination pursuant to Section 9.1(g)(iii), there shall have been made and not withdrawn at the time of such termination an Alternative Proposal.

            (d) Liquidated Damages; Prompt Payment. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to pay promptly to the other any fee or expenses due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Chase Manhattan Bank, N.A., from the date such fee was required to be paid.

      Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors or Trustees or Managers as the case may be, of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company shares, except for alterations or changes that could otherwise be adopted by the Board of Trustees of the Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE X
                             GENERAL PROVISIONS

      Section 10.1 Non-survival; Effect of Representations and Warranties. (a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1, in Articles I and II and in Sections 7.5, 10.7, 10.8, 10.9 and 10.10.

            (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the cancellation of this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(g)(i) (or pursuant to any other subsection of Section 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(f)(i) or
Section 9.1(g)(i)).

      Section 10.2 Brokers. The Company represents and warrants that, except for Tucker Anthony Cleary Gull, whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for Chase Securities, Inc., whose fees have been disclosed to the Company prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by reputable overnight courier service, (c) telecopied (which is confirmed) or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)   If to the Company, to:

                        Berkshire Energy Resources
                        115 Cheshire Road
                        Pittsfield, Massachusetts 01201
                        Attention: Scott S. Robinson
                        President and Chief Executive Officer
                        Telephone: (413) 442-1511
                        Telecopy:   (413) 443-0546

                        with a copy to:

                        Rich, May, Bilodeau & Flaherty, P.C.
                        176 Federal Street
                        Boston, Massachusetts 02110
                        Attention: Joseph F. Sullivan, Esq.
                        Telephone:  (617) 482-1360
                        Telecopy:   (617) 556-3889

                  (ii)  If to Parent or Merger Sub, to:

                        Energy East Corporation
                        One Canterbury Green
                        P.O. Box 1196
                        Stamford, Connecticut 06901
                        Attention:  Mr. Kenneth M. Jasinski
                        Executive Vice President and General Counsel
                        Telephone: (203) 325-0690
                        Telecopy:   (203) 325-1901

                        with a copy to:

                        Huber Lawrence & Abell
                        605 Third Avenue
                        New York, New York 10158
                        Attention: Leonard Blum, Esq.
                        Telephone:  (212) 682-6200
                        Telecopy:   (212) 661-5759

      Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Employment Agreements, the Robinson Employment Agreement and the Confidentiality Agreement; (b) shall not be assigned other than by operation of law without the prior written consent of the other parties hereto; and (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MLLCA or the MGL.

      Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 10.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement and (b) without limiting the effect of Section 9.3, any right it may have, other than in the case of a willful breach, to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

      Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

      Section 10.10. Disclaimer of Liability. As provided by Article 3 of the Company's declaration of trust, no trustee of the Company shall be held to any liability whatever for the payment of any sum of money, or for damage or otherwise under this Agreement, and this Agreement shall not be enforceable against the trustees, shareholders (other than Parent), officers, agents or other representatives of the Company or any of them in their, his or her individual capacities or capacity. This Agreement shall be enforceable only against the Company, Merger Sub and Parent. Every person, firm, association, trust and corporation shall look only to the trust estate of the Company for the payment or satisfaction of any liability or damages of the Company arising out of or in connection with this Agreement.

      IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      BERKSHIRE ENERGY RESOURCES


                                       By:  /s/ Scott S. Robinson
                                            -------------------------
                                       Name: Scott S. Robinson
                                       Title: President and Chief
                                              Executive Officer


                                       ENERGY EAST CORPORATION


                                       By:  /s/ Kenneth M. Jasinski
                                            -------------------------
                                       Name: Kenneth M. Jasinski
                                       Title: Executive Vice President and
                                       General Counsel


                                       MOUNTAIN MERGER LLC


                                       By:  /s/Kenneth M. Jasinski
                                            -------------------------
                                       Name: Kenneth M. Jasinski
                                       Title: Secretary, Treasurer and
                                              Vice President


                                 APPENDIX B

                  LETTERHEAD OF TUCKER ANTHONY CLEARY GULL


                                                           January 12, 2000


Board of Trustees
Berkshire Energy Resources
115 Cheshire Road
Pittsfield, MA 01201

Gentlemen:

      We understand that Berkshire Energy Resources, a Massachusetts business trust ("Berkshire" or the "Company"), is contemplating a merger (the "Berkshire Merger") with Mountain Merger LLC, a Massachusetts limited liability company ("Merger Sub") and a wholly owned subsidiary of Energy East Corporation, a New York corporation ("Energy East") pursuant to an Agreement and Plan of Merger dated as of November 9, 1999 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into Berkshire (the "Merger"). Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Berkshire will become a wholly owned subsidiary of Energy East and each outstanding share of common stock, no par value of the Company ("Berkshire Common Shares") will be converted into the right to receive $38.00 net, in cash (the "Consideration").

      You have requested our opinion (the "Opinion") as investment bankers as to whether the Consideration as provided for in the Merger Agreement to be received by the holders of the Berkshire Common Shares, is fair, from a financial point of view, to the holders of Berkshire Common Shares.

      Tucker Anthony Cleary Gull ("Tucker Anthony"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may trade the securities of either of the Company or Energy East for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Tucker Anthony has acted as the Company's financial advisor in connection with, and has participated in the negotiations leading to, the proposed Merger. Tucker Anthony will receive fees for rendering this opinion and for acting as financial advisor, a substantial portion of such advisory fees are contingent upon the closing of the proposed Merger. Tucker Anthony has not provided investment banking services to Energy East.

      In arriving at the Opinion, we have, among other things, reviewed and analyzed the following:

      (i)   the most recent available draft form of the Merger Agreement;

      (ii) certain publicly available information concerning the Company, including the annual reports on form 10-K of the Company for the three fiscal years ending June 30, 1999;

      (iii) certain other internal information, primarily financial in nature, including projections and assumptions related thereto, concerning the business, assets and operations of the Company, furnished to us by the Company for purposes of our analysis;

      (iv) certain publicly available information concerning the trading of, and the trading market for the Berkshire Common Shares;


      (v) certain publicly available information concerning Energy East, including the annual reports on form 10-K of Energy East for the three years ending December 31, 1998 and the quarterly reports on form 10-Q for the quarterly periods ending March 31, 1999, June 30, 1999 and September 30, 1999;


      (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and

      (vii) certain publicly available information concerning the nature and terms of certain other merger and acquisition transactions that we consider relevant to the proposed Merger and our analysis.

      We have considered such other information, financial studies, analyses, investigations and financial, economic and market conditions and criteria that we deemed relevant. We also met with the management of the Company to discuss the foregoing, as well as other matters we believe relevant to the Company and Energy East.

      In our review and analysis and in arriving at the Opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by the Company or that is publicly available, and have not attempted to verify any of such information. We have assumed (i) the financial projections of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to future financial performance, and (ii) that such projections will be realized in the amounts and time periods currently estimated by management. We did not make or obtain any independent evaluation or appraisals of any assets or liabilities of the Company. The Opinion is necessarily based upon prevailing market conditions and other circumstances and conditions as they exist and can be evaluated as of the date hereof.

      The opinion does not constitute a recommendation of the proposed Merger to the Company or a recommendation to any holder of Berkshire Common Shares as to how such holder should vote with respect to the proposed Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Consideration as provided for in the Merger Agreement. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to our attention after the date of the Opinion.

      This opinion is being furnished for the use and benefit of the Company's Board of Trustees in evaluating the fairness, from a financial point of view, of the consideration to be received by the holders of Berkshire Common Shares and may not be quoted or referred to in whole or in part, nor used for any other purpose without the prior written consent of Tucker Anthony, provided however, that this letter may be reproduced in full, with appropriate references made thereto, in the proxy statement filed in connection with the proposed Merger. The Opinion rendered herein is given as of the date hereof, and is limited in scope and subject matter as set forth herein. No other opinions should be inferred beyond the opinion expressly stated herein.

      Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Consideration to be received by the holders of Berkshire Common Shares is fair, from a financial point of view, to the holders of Berkshire Common Shares.


                                       Very truly yours,


                                       /s/ Tucker Anthony Cleary Gull



                             THIS IS YOUR PROXY,
                           YOUR VOTE IS IMPORTANT.


The Special Meeting of Shareholders will be held:

      DATE:      February 29, 2000

      LOCATION:  OFFICES OF BERKSHIRE ENERGY RESOURCES

      TIME:      10:00 A.M.

/X/   Please mark
      votes as in
      this example

      The Board of Trustees recommends a vote FOR approval of the merger agreement.

                                          FOR      AGAINST      ABSTAIN

      Proposal to Approve the             / /        / /          / /
      Agreement and Plan of
      Merger among Berkshire
      Energy Resources, Energy
      East Corporation and Mountain
      Merger LLC.

      MARK HERE            / /
      TO DISCONTINUE
      MULTIPLE
      MAILINGS

      MARK HERE            / /
      IF YOU PLAN
      TO ATTEND
      THE MEETING


      MARK HERE            / /
      FOR ADDRESS
      CHANGE AND
      NOTE ON THE
      REVERSE SIDE
      OF THIS CARD.


Please date and sign name exactly as it appears hereon.

When signing as attorney, agent, guardian, executor, administrator, trustee or the like, please give your full title as such.

Signature ____________________________

Date _________________________________


                         BERKSHIRE ENERGY RESOURCES


               Proxy for Special Meeting on February, 29, 1999


          This Proxy is Solicited on Behalf of the Board of Trustees

      The undersigned hereby appoints Franklin M. Hundley, Scott S. Robinson and John W. Bond and each of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Special Meeting of Shareholders of Berkshire Energy Resources to be held on February 29, 2000 and any adjournment thereof.

      The proxies are hereby authorized and instructed upon the matters specified in the Notice of Special Meeting as set forth on the reverse side hereof. IF NO CHOICE IS INDICATED AS TO A PROPOSAL, THE PROXIES SHALL VOTE FOR SUCH PROPOSAL. THE PROXIES MAY VOTE IN THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.


      The undersigned hereby acknowledges receipt of the Notice of Special Meeting dated January 12, 2000 and the related Proxy Statement.

To ensure that your shares are voted on your behalf, please return your proxy promptly in the enclosed envelope.

Has your address changed?

-----------------------------

-----------------------------

-----------------------------


                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE